   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 12, 2000


                                                              FILE NO. 333-48020

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------


                                 POST-EFFECTIVE
                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-1



             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                   ----------

                           CORNICHE GROUP INCORPORATED
             (Exact name of registrant as specified in its charter)

            DELAWARE                                 6770                             22-2343568
(State or other jurisdiction of          (Primary standard industrial             (I.R.S. employer
 incorporation or organization)           classification code number)            identification no.)

                           610 SOUTH INDUSTRIAL BLVD.
                                    SUITE 220
                               EULESS, TEXAS 76040
                                 (817) 283-4250
                   (Address, including zip code, and telephone
                  number, including area code, of registrant's
                          principal executive offices)

                                   ----------

                                ROBERT F. BENOIT
                             CHIEF EXECUTIVE OFFICER
                           610 SOUTH INDUSTRIAL BLVD.
                                    SUITE 220
                               EULESS, TEXAS 76040
                                 (817) 283-4250
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   ----------

                          Copies of communications to:

                                  DAVID H. ODEN
                              HAYNES AND BOONE, LLP
                         1600 NORTH COLLINS, SUITE 2000
                             RICHARDSON, TEXAS 75080
                                 (972) 680-7550

                                   ----------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   As soon as practicable after the Registration Statement becomes effective.

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

==================================================================================================================================
                                                                 PROPOSED MAXIMUM
                                           AMOUNT TO BE         OFFERING PRICE PER        PROPOSED MAXIMUM            AMOUNT OF
TITLE OF SECURITIES TO BE REGISTERED      REGISTERED (1)              SHARE           AGGREGATE OFFERING PRICE    REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.001              19,844,585                $1.22                 $24,210,394                $6,392
==================================================================================================================================

(1) Pursuant to Rule 416(a) under the Securities Act, this Registration Statement also covers such additional shares of our common stock as may become issuable pursuant to antidilution adjustments.

(2) Based upon the average of the high and low prices of the Registrant's common stock on the NASDAQ Over-the-Counter Bulletin Board on October 12, 2000, pursuant to Rule 457(c) under the Securities Act of 1933.

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

PROSPECTUS

                                19,844,585 SHARES


                           CORNICHE GROUP INCORPORATED
                                  COMMON STOCK
                           $0.001 PAR VALUE PER SHARE

                                   ----------

      This prospectus relates to the sale of 19,844,585 shares of Corniche Group Incorporated common stock, $0.001 par value, 15,844,585 of which are being sold by certain selling stockholders and 4,000,000 of which are being sold by Corniche.

      The common stock is quoted on the National Association of Securities Dealers' Over-the-Counter Bulletin Board under the symbol CNGI. On November 8, 2000, the last reported sales price for our common stock as reported on the Over-the-Counter Bulletin Board was $1.03.

See "Risk Factors" beginning on page 2 to read about factors you should consider before buying shares of our common stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.





                The date of this prospectus is November 9, 2000.

                                TABLE OF CONTENTS

                                                                                                               PAGE

Prospectus Summary................................................................................................1
Risk Factors......................................................................................................2
Risks Related to Our Reinsurance Business.........................................................................4
This Prospectus Contains Forward-looking Statements...............................................................6
Use of Proceeds...................................................................................................7
Plan of Distribution .............................................................................................7
Dividend Policy...................................................................................................7
Capitalization....................................................................................................8
Selected Consolidated Financial Data..............................................................................9
Management's Discussion and Analysis of Financial Condition and Results of Operations............................10
Business.........................................................................................................13
Management.......................................................................................................15
Related Party Transactions.......................................................................................20
Principal and Selling Stockholders...............................................................................21
Description of Capital Stock.....................................................................................23
Legal Matters....................................................................................................24
Experts..........................................................................................................24
Where You Can Find Additional Information........................................................................25
Index to Consolidated Financial Statements......................................................................F-1


      You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We and the Selling Stockholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

      As used in this prospectus, unless the context otherwise requires, "we," "us," "our" or "Corniche" collectively refers to Corniche Group Incorporated.

                               PROSPECTUS SUMMARY

      This summary highlights information that we believe is especially important concerning our business and this offering of common stock. It does not contain all of the information that may be important to your investment decision. You should read the entire prospectus, including "Risk Factors" and our financial statements and related notes, before deciding to invest in our common stock.

                                    CORNICHE

      We are a development stage company that is engaged in two businesses: the sale to consumers of warranty service contracts on automobiles and consumer products, and the property/casualty reinsurance business. We have developed a web site on the Internet, WarrantySuperstore.com, to market warranty service contracts directly to consumers. We intend to market service contracts solely over the Internet.

      With regard to the reinsurance business, our wholly owned subsidiary is licensed as an insurance company in the Cayman Islands. We accept reinsurance from domestic U.S. insurance companies. Once this subsidiary is sufficiently capitalized, we intend to request the insurance carriers providing contractual liability coverage on our service contracts to share (by way of reinsurance) a portion of the risk with our insurance subsidiary.

      Our principal executive office is located at 610 South Industrial Boulevard, Suite 220, Euless, Texas 76040. Our telephone number is (817) 283-4250.


                                  THE OFFERING

Common stock offered by selling stockholders:    15,844,585 shares

Common stock offered by the Company...........   4,000,000 shares

Common stock outstanding:
                  Prior to this offering:        22,472,971(1)
                  After this offering:           26,472,971(1)(2)

Use of proceeds:..............................   Assuming that all 4,000,000 shares offered by the
                                                 Company in this offering are sold, we estimate that
                                                 we will receive net proceeds of approximately
                                                 $9,800,000 from the sale of 4,000,000 shares of
                                                 common stock. We intend to use the net proceeds we
                                                 receive:

                                                           o        to fund marketing and sales
                                                                    efforts; and

                                                           o        for working capital and other
                                                                    general corporate purposes.

Nasdaq Over-the-Counter Bulletin Board
symbol:                                          CNGI

----------

         (1) Does not include 175,000 shares of common stock reserved for issuance under our stock option plans and 79,000 shares issuable upon exercise of currently outstanding warrants, but assumes full conversion of all the outstanding Series B convertible redeemable preferred stock.

         (2) Of the shares being offered for sale in this offering, 14,222,971 shares of common stock are currently outstanding. 8,250,000 shares are issuable upon the conversion of currently outstanding shares of Series B convertible redeemable preferred stock. The remaining 4,000,000 shares are being offered by Corniche in this offering.

                                  RISK FACTORS

         Investing in our common stock involves a substantial risk. You should consider carefully the risks and uncertainties described below before deciding to buy our common stock. If any of the following risks or uncertainties occurs, our business could be adversely affected. In this event, the trading price of our common stock could decline, and you could lose all or part of your investment.

             RISKS RELATED TO OUR WARRANTY SERVICE CONTRACT BUSINESS

IF WE CANNOT MEET OUR FUTURE CAPITAL REQUIREMENTS, OUR BUSINESS WILL SUFFER.

         Since the time of the reorganization of the Company in May 1998, we have experienced operating losses. To date, we have funded our operations from the sale of our stock. There can be no assurance that we will be able to achieve profitability.

         We expect that we will need to raise additional funds in the future through debt or equity financings to:

         o        fund operating losses;

         o expand our business operations, including our warranty service contract business;

         o take advantage of opportunities, including acquisitions of complementary businesses or technologies;

         o        develop new products; or

         o        respond to economic and competitive pressures.

         Future additional financing may not be available on terms favorable to us, if at all. If adequate funds are not available or are not available on acceptable terms, our operating results and financial condition may suffer, and our stock price may decline.

OUR BUSINESS AND PROSPECTS DEPEND ON DEMAND FOR AND MARKET ACCEPTANCE OF THE INTERNET AS A MEDIUM OF COMMERCE AND THE DEVELOPMENT OF THE INTERNET'S INFRASTRUCTURE.

         Use of the Internet for retrieving, sharing and transferring information among businesses, consumers, suppliers and partners has increased substantially in recent years, and our success will depend in large part on continued growth in the use of the Internet. Critical issues concerning the use of the Internet and e-commerce, including security, reliability, cost, ease of access, quality of service, regulatory initiatives and necessary increases in bandwidth availability, remain unresolved and are likely to affect the development of the market for our services. The adoption of the Internet for information retrieval and exchange, commerce and communications generally will require the continued increase in the acceptance of the Internet as a medium for conducting business and exchanging information. Demand for, and market acceptance of, the Internet are subject to a high level of uncertainty and are dependent on a number of factors, including:

         o the growth in consumer access to, and acceptance of, new interactive technologies;

         o        concerns regarding the security of e-commerce transactions;

         o the development of technologies that facilitate interactive communication; and

         o        increases in user bandwidth and connectivity.

         If the Internet develops more slowly than expected as a commercial or business medium, our business and prospects will not grow.

         THERE IS NO ASSURANCE THAT THE PUBLIC WILL ACCEPT THE INTERNET AS A MEDIUM OF COMMERCE FOR THE PURCHASE OF WARRANTY SERVICE CONTRACTS.

         We market warranty service contracts solely over the Internet. To date, our sales of warranty service contracts has been minimal. There is no assurance that consumers in significant numbers will accept the Internet as a medium for the sale of warranty service contracts.

WE DEPEND ON OUR KEY PERSONNEL TO MANAGE OUR BUSINESS EFFECTIVELY IN A RAPIDLY CHANGING MARKET, AND IF WE ARE UNABLE TO RETAIN OUR KEY EMPLOYEES, OUR ABILITY TO COMPETE COULD BE HARMED.

         Our future operating results will depend in significant part upon the continued services of our executive officers and support personnel who have industry experience and relationships that we will rely on in implementing our business plan. We face competition for qualified personnel. The loss of the services of any of our key employees could negatively impact our ability to sell our service. This could have a material adverse effect on our future results of operations and financial condition.

THE MARKET IN WHICH WE OPERATE IS HIGHLY COMPETITIVE AND WE MAY BE UNABLE TO COMPETE SUCCESSFULLY AGAINST NEW ENTRANTS AND ESTABLISHED COMPANIES WITH GREATER RESOURCES.

         The warranty service contract market is relatively new, intensely competitive, highly fragmented and rapidly changing. We have experienced and expect to experience increased competition. Many of our current competitors, as well as a number of our potential competitors, have longer operating histories, greater name recognition and substantially greater financial, technical and marketing resources than we do. Some of our current or potential competitors have the financial resources to withstand substantial price competition. Moreover, many of our competitors have more extensive customer bases, broader customer relationships and broader industry alliances that they could use to their advantage in competitive situations. Our competitors may be able to respond more quickly than we can to changes in the warranty service contract market. Some of our current or potential competitors may enter into strategic relationships or combine their service offerings with other business service or consumer products providers in a manner that may make Internet sales for us more difficult.

         As competition in the warranty service contract market continues to intensify, new solutions may come to market. We are aware of other companies that are focusing or may in the future focus significant resources on developing services that will compete directly with our WarrantySuperStore.com web site. Increased competition could result in:

         o        price and revenue reductions and lower profit margins;

         o        increased cost of service from telecommunications providers;
                  and

         o        loss of customers.

         Any one of the above could materially and adversely affect our business, financial condition and results of operations.

                RISKS RELATED TO LEGAL AND REGULATORY UNCERTAINTY

THE IMPOSITION OF A SALES TAX FOR INTERNET COMMERCE TRANSACTIONS MAY DISCOURAGE ONLINE SHOPPING AND RESULT IN DECREASED INTERNET COMMERCE WEB SITE TRAFFIC, WHICH IN TURN COULD DECREASE THE DEMAND FOR OUR SERVICE.

         In 1998, the U.S. federal government enacted legislation prohibiting states or other local authorities from imposing new taxes on Internet commerce for a three-year period, ending on October 1, 2001. This period has been extended for an additional year. A number of trade groups and government entities have publicly stated their objections to this tax moratorium and have argued for its repeal. There can be no assurance that future laws will not impose taxes or other regulations on Internet commerce, or that the moratorium will not be repealed, or that it will be renewed when it expires. The occurrence of any of these events could substantially impair the growth of Internet commerce, which, in turn, would decrease the demand for our warranty service contracts.

OUR OPERATING RESULTS COULD BE IMPAIRED IF WE BECOME SUBJECT TO BURDENSOME GOVERNMENT REGULATIONS AND INCREASED LEGAL REQUIREMENTS CONCERNING THE INTERNET.

         Laws and regulations relating to the Internet remain largely unsettled, even in areas where there has been some legislative action. However, due to the increasing popularity and use of the Internet, additional laws and regulations may be adopted with respect to the Internet, relating to:

         o        user privacy;

         o        content;

         o        copyrights;

         o        communications services;

         o        characteristics and quality of products and services; and

         o        online advertising and marketing.

         The adoption of additional laws or regulations, both domestically and abroad, may decrease the popularity or impede the expansion of the Internet and could seriously harm our business. A decline in the popularity or growth of the Internet could decrease demand for our service. Moreover, the applicability of existing laws to the Internet is uncertain with regard to many important issues, including property ownership, intellectual property, export of encryption technology, libel and personal privacy. The application of laws and regulations from jurisdictions whose laws do not currently apply to our business, or the application of existing laws and regulations to the Internet and other online services, could also harm our business. It may take years to determine whether and how existing and future laws and regulations apply to us.

                    RISKS RELATED TO OUR REINSURANCE BUSINESS

         In connection with our reinsurance business, we are accepting risks from direct insurance underwriters. As a result, our reinsurance business is subject to the same risks and economic factors that could affect a direct insurer.

THE NATURE OF THE INSURANCE BUSINESS.

         The insurance business is cyclical in nature. It has historically been characterized by periods of relatively high levels of price competition, less restrictive underwriting standards and generally low premium rates, followed by periods of capital shortages resulting in a lack of insurance availability, relatively low levels of competition, more selective underwriting of risks and relatively high premium rates. The unpredictability and competitive nature of the insurance industry have contributed to significant quarter-to-quarter and year-to-year fluctuations in underwriting results and net income. We cannot predict if, or when, the market conditions for the insurance industry, including the product lines that we insure, will change. Our profitability is affected by many factors, including not only rate competition, but also severity and frequency of claims, fluctuations in interest rates that affect investment returns, regulation, court decisions, natural disasters, the legislative climate, and general economic conditions and trends, such as inflationary pressures that may affect the adequacy of reserves, all of which are substantially beyond our control.

         One of the distinguishing features of the insurance industry is that prices are set before costs are known because rates for individual policies are determined before losses for the policies are reported. Changes in statutory and case law can dramatically affect the liability associated with known risks after the insurance policy is in place. The number of competitors and the similarity of products offered, as well as regulatory constraints, limit the ability of insurance companies such as us to increase prices in response to declines in profitability. In addition, during periods of high interest rates, some insurance companies may be willing to absorb underwriting losses to generate funds for investment, thereby prolonging low premium rates which are not adequate to cover underwriting losses and expenses. As a result of these factors, we may experience significantly lower premiums in the future.

         Most insurance underwriting decisions are based on assumptions about events that will occur over a period of future years and are generally based on actuarial projections and historical data reflecting the collective experience of large groups of insureds. The actuarial projections may not accurately predict the aggregate obligations of any given insurer.

THE COMPETITION IN THE INDUSTRY IN WHICH WE COMPETE.

         The insurance industry is highly competitive. Many of our reinsurance competitors have more established national and international reputations and substantially greater financial resources and market share than Corniche.

THE ADEQUACY OF OUR LOSS RESERVES.

         We are required to maintain adequate reserves to cover our estimated ultimate liability for losses as of the end of each accounting period. These reserves are estimates of what we expect our ultimate settlement and administration of claims will cost, and are based on facts and circumstances then known, predictions of future events, estimates of future trends in claims severity and other variable, subjective factors. No method is available to estimate precisely the ultimate liability. In recent years, a number of courts have issued decisions expanding civil liability. These decisions have resulted in higher damage awards to injured parties. In many cases, these decisions have also resulted in liability and increased losses to insurance companies. In addition, we rely on policy language, developed by us and by others, to exclude or limit coverage.

Any court ruling that this language is invalid or unenforceable could materially adversely affect our financial position. This possibility of expansion of insurers' liability either through new concepts of liability or a refusal to accept restrictive policy language has added to the inherent uncertainty of reserving for losses. Although management believes that adequate provision has been made for loss reserves, the establishment of appropriate reserves is an inherently uncertain process, and there can be no assurance that ultimate losses will not exceed our loss reserves and have a material adverse effect on our results of operations and financial condition. If our reserves become inadequate, we will be required to increase reserves with a corresponding increase in losses incurred and reduction in our net income and stockholders' equity in the period in which the deficiency is identified.

INSURANCE RATINGS.

         We compete with other reinsurance companies on the basis of a number of factors, including the rating assigned by A.M. Best. A.M. Best's letter ratings range from A++ (Superior) to C- (Weak) with A++ being highest. A.M. Best ratings are based upon factors relevant to policyholders, agents, insurance brokers and intermediaries and are not directed to the protection of investors.

         Our reinsurance subsidiary is currently rated A+ by A.M. Best. There can be no assurance that the rating will not be changed in subsequent periodic reviews by A.M. Best. Any rating downgrade below B+ could have a material adverse effect on our results of operations and our ability to effectively compete in the marketplace.

           RISKS RELATING TO THE SECURITIES MARKETS AND THIS OFFERING

OUR STOCK PRICE MAY BE VOLATILE, WHICH COULD RESULT IN LITIGATION AGAINST CORNICHE AND SUBSTANTIAL LOSSES FOR INVESTORS PURCHASING SHARES IN THIS OFFERING.

         Our stock price may fluctuate in a manner unrelated or disproportionate to our performance. The following factors could cause the market price of our common stock in the public market to fluctuate significantly from the price paid by investors in this offering:

         -        the addition or departure of key Corniche personnel;

         -        variations in our quarterly operating results;

         - announcements by us or our competitors of new services or enhancements, acquisitions, distribution partnerships, joint ventures or capital commitments;

         -        sales of our common stock or other securities in the future;

         - changes in market valuations of similar, publicly traded companies; and

         -        fluctuations in stock market prices and volumes.

VOLATILITY IN THE MARKET PRICE OF OUR COMMON STOCK MAY PREVENT INVESTORS FROM BEING ABLE TO SELL THEIR COMMON STOCK AT OR ABOVE OUR CURRENT PRICE.

         In the past, class action litigation has often been brought against companies following periods of volatility in the market price of those companies' common stock. We may become involved in this type of litigation in the future. Litigation is often expensive and diverts management's attention and resources, which could materially adversely affect our business and results of operations.

INSIDERS WILL CONTINUE TO HAVE SUBSTANTIAL CONTROL OVER CORNICHE AFTER THIS OFFERING AND COULD LIMIT YOUR ABILITY TO INFLUENCE THE OUTCOME OF KEY TRANSACTIONS, INCLUDING CHANGES OF CONTROL.

         The holders of our Series B preferred stock and our executive officers, directors and entities affiliated with them beneficially owned approximately 40% of our outstanding voting stock prior to this offering. Even after this offering, these stockholders, if acting together, could be able to influence significantly all matters requiring the approval of our stockholders, including the election of directors and the approval of mergers or other business combination transactions.

THERE MAY BE SALES OF A SUBSTANTIAL AMOUNT OF OUR COMMON STOCK AFTER THIS OFFERING THAT COULD CAUSE OUR STOCK PRICE TO FALL.

         Our current stockholders hold a substantial number of shares, which they are able to sell in the public market at any time. Sales of a substantial number of shares of our common stock within a short period of time after this offering could cause our stock price to fall. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional stock.

               THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS

         This prospectus contains statements about future events and expectations that are "forward-looking statements." Any statement in this prospectus that is not a statement of historical fact may be deemed to be a forward-looking statement. These forward-looking statements address, among other things:

         -        the development and management of our business;

         - our anticipated revenue, expense levels, liquidity and capital resources and operating losses;

         -        the success of our marketing efforts;

         -        our ability to attract customers;

         -        the extent of acceptance of our services;

         - the market opportunity and trends in the market for our services;

         -        our ability to compete;

         -        our future capital expenditures and needs; and

         - other statements, including statements containing words such as "may," "might," "could," "would," "anticipate," "believe," "plan," "estimate," "project," "expect," "seek," "intend" and other similar words that signify forward-looking statements.

         These statements may be found in the sections of the prospectus entitled "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and in this prospectus generally.

         We have based these forward-looking statements on our current expectations and projections about future events. However, our actual results could differ materially from those anticipated in these forward-looking statements as a result of risks facing us, including risks stated in "Risk Factors," or faulty assumptions on our part. For example, assumptions that could cause actual results to vary materially from future results include, but are not limited to:

         -        our ability to generate customer demand for our services;

         -        the development of our target market and market opportunities;

         -        changes or advances in technology;

         -        trends in regulatory, legislative and judicial developments;
                  and

         -        the extent of competition.

         These forward-looking statements are made as of the date of this prospectus. We assume no obligation to update them or to explain the reasons why actual results may differ. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

                                 USE OF PROCEEDS

         Corniche will not receive any of the proceeds from the common stock offered by the selling stockholders. Assuming that all 4,000,000 shares offered by Corniche in this offering are sold at an assumed offering price of $2.50 per share, we estimate that we will receive net proceeds of approximately $9,800,000 from the sale. We intend to use the net proceeds we receive:

         -        to fund marketing and sales efforts; and

         -        for working capital and other general corporate purposes.

         We will retain broad discretion in the allocation of the net proceeds of this offering. In addition, we may use a portion of the net proceeds to acquire or invest in businesses that are complementary to our business. We currently do not have any commitments or agreements for any acquisitions or investments of this kind.

                              PLAN OF DISTRIBUTION

         The common stock offered hereby may be sold directly by Corniche and each selling stockholder or indirectly through agents, dealers or underwriters from time to time in one or more transactions on the Nasdaq Over-the-Counter Bulletin Board or any exchanges on which the common stock is then listed, or in privately negotiated transactions at prices related to market prices, at negotiated prices or fixed prices. The selling stockholders will bear all discounts and commissions paid to broker-dealers in connection with the sale of their common stock. Other offering expenses will be borne by Corniche.

                                 DIVIDEND POLICY

         We have never declared or paid any cash dividends on our common stock. We do not expect to pay cash dividends on our common stock in the foreseeable future. We currently intend to retain our future earnings, if any, to fund the development and growth of our business. Future dividends, if any, will be determined by our board of directors and will depend upon our results of operations, financial condition, and capital expenditure plans, as well as other factors that our board of directors considers relevant.

                                 CAPITALIZATION

The following table sets forth as of June 30, 2000, (a) the "actual" capitalization of the Company and (b) the "as adjusted" capitalization of the Company after giving effect to the issuance of 4,000,000 shares of common stock being offered by Corniche at an assumed offering price of $2.50 per share.

                                                               June 30, 2000
                                                       ------------------------------

                                                          Actual         As Adjusted
                                                       ------------      ------------

Total current liabilities                              $    499,334      $    499,334
Deferred revenues                                      $    587,766      $    587,766
Long-term debt                                         $     64,116      $     64,116
Series A $0.07 convertible preferred stock,
     stated value - $1.00 per share
     authorized - 1,000,000 shares
     outstanding - 694,974 shares                                        $    694,974
Series B convertible redeemable preferred              $    694,974
     stock, $.01 par value, authorized, issued                           $      8,250
     and outstanding - 825,000 shares                  $      8,250
Common stock $.001 par value,
     authorized - 30,000,000 shares
     Issued: actual - 14,222,971 shares                      14,223                --
             as adjusted - 18,222,971 shares                     --            18,223(1)
Additional paid-in capital                                8,806,734        18,602,734(1)
Accumulated deficit                                      (4,911,517)       (4,911,517)
                                                          3,917,690        13,691,217
                                                       ------------      ------------

                                                       $  5,763,880      $ 15,563,876
                                                       ============      ============

 (1) Reflects the receipt of $9,800,000 in net proceeds from the issuance of 4,000,000 shares of common stock at an assumed offering price of $2.50 per share, after deducting estimated offering expenses of $200,000.

                      SELECTED CONSOLIDATED FINANCIAL DATA

The following table sets forth summary financial data of the Company (i) for each of the six month periods ended June 30, 2000, and 1999, (ii) for the year ended December 31, 1999, (iii) for the period from April 1, 1998, through December 31, 1998, and (iv) for the years ended March 31, 1998, 1997, and 1996. The historical financial data for the year ended December 31, 1999, and for the nine months ended December 31, 1998, are derived from the audited financial statements of Corniche, which were audited by Weinick Sanders Leventhal & Co., LLP, independent certified public accountants, are included elsewhere in this prospectus. The historical financial data for the years ended March 31, 1998, 1997, and 1996 are derived from the audited financial statements of Corniche, which were audited by Simontacchi & Company, LLP, independent certified public accountants. The audited financial statements for Corniche for the year ended March 31, 1998, are included elsewhere in this Prospectus. The summary financial data should be read in conjunction with both the Company's financial statements and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus. The financial data for the six month periods ended June 30, 2000, and 1999, are unaudited, but, in the opinion of management, reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of results for the interim periods. The operating results for interim periods are not necessarily indicative of results for the full fiscal year.

                                                                                                       NINE MONTHS
                                                        SIX MONTHS ENDED              YEAR ENDED          ENDED
                                                            JUNE 30,                 DECEMBER 31,      DECEMBER 31,
                                                 ------------------------------      ------------      ------------
                                                     2000              1999              1999              1998
                                                 ------------      ------------      ------------      ------------

OPERATING DATA:
    CONTINUING OPERATIONS:
      Earned revenues                            $    275,549      $         --      $     12,854      $         --
      Direct costs                                    106,580                --             7,557                --
      Gross profit                                    168,969                --             5,297                --
      Operating expenses                              824,041           999,763         1,060,668           428,157
      Operating loss                                 (655,072)         (999,763)       (1,055,371)         (428,157)
      Interest income (expense)                        86,620             5,965           (56,965)           25,206
      Loss from continuing operations
          before preferred dividend                  (566,792)         (993,798)       (1,112,336)         (402,951)
      Preferred dividend                               24,370           (28,714)          (57,172)          (44,642)
                                                 ------------      ------------      ------------      ------------
    Loss from continuing operations                  (581,162)       (1,022,512)       (1,169,508)         (447,593)
                                                 ------------      ------------      ------------      ------------

    DISCONTINUED OPERATIONS:
      Loss from discontinued
          operations                                       --                --                --                --
      Excess of UK subsidiary
          cumulative loss over
          investment                                       --                --                --                --
                                                 ------------      ------------      ------------      ------------
Net income (loss) per common share               $   (581,162)     $ (1,022,512)     $ (1,169,508)     $   (447,593)
                                                 ============      ============      ============      ============
PER SHARE DATA:
    Net income (loss) per common share:
      Continuing operations                      $      (0.04)     $      (0.16)     $      (0.17)     $      (0.07)
      Discontinued operations                              --                --                --                --
                                                 ------------      ------------      ------------      ------------
                                                 $      (0.04)     $      (0.16)     $      (0.17)     $      (0.07)
                                                 ============      ============      ============      ============

Weighted average number of common
    shares outstanding                             13,820,536         6,377,357         6,905,073         6,367,015
                                                 ============      ============      ============      ============


                                                               YEARS ENDED MARCH 31,
                                                 ------------------------------------------------
                                                     1998              1997              1996
                                                 ------------      ------------      ------------

OPERATING DATA:
    CONTINUING OPERATIONS:
      Earned revenues                            $         --      $         --      $         --
      Direct costs                                         --                --                --
      Gross profit                                         --                --                --
      Operating expenses                              221,602           251,583           257,073
      Operating loss                                 (221,602)         (251,583)         (257,073)
      Interest income (expense)                        17,804           (17,373)             (600)
      Loss from continuing operations
          before preferred dividend                  (203,798)         (268,956)         (260,715)
      Preferred dividend                              (60,067)          (63,648)          (62,795)
                                                 ------------      ------------      ------------
    Loss from continuing operations                  (263,865)         (332,604)         (323,510)
                                                 ------------      ------------      ------------

    DISCONTINUED OPERATIONS:
      Loss from discontinued
          operations                                       --                --        (3,432,032)
      Excess of UK subsidiary
          cumulative loss over
          investment                                       --                --         5,466,636
                                                 ------------      ------------      ------------
Net income (loss) per common share               $   (263,865)     $   (332,604)     $  1,711,094
                                                 ============      ============      ============
PER SHARE DATA:
    Net income (loss) per common share:
      Continuing operations                      $      (0.05)     $      (0.14)     $      (0.14)
      Discontinued operations                              --                --              0.88
                                                 ------------      ------------      ------------
                                                 $      (0.05)     $      (0.14)     $       0.74
                                                 ============      ============      ============

Weighted average number of common
    shares outstanding                              5,165,272         2,412,278         2,300,289
                                                 ============      ============      ============


                                                          June 30, 2000
                                                 -------------------------------
                                                    Actual        As Adjusted(1)
                                                 ------------     --------------

Balance sheet data:
    Working capital                              $  4,624,638     $  9,424,638
    Total assets                                    5,763,880       10,563,880
    Long-term debt and unearned                       651,882          651,882
      revenues
    Series A convertible preferred                    694,974          694,974
      stock
    Convertible redeemable preferred                3,917,690       13,691,217
      stock, common stock and other
           stockholders' equity

(1) Gives effect to the sale of 4,000,000 shares of common stock being offered hereby, at $2.50 per share, net of estimated offering costs of $200,000.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     You should read the following discussion and analysis when you read the consolidated financial statements and the related notes included in this prospectus.

OVERVIEW

     PLAN OF OPERATION

     We have relied solely on the proceeds from the sales of securities in October 1997, May 1998, May 1999, December 1999, and during the six months ended June 30, 2000, for the primary source of our funds. These funds were and will be utilized to fund our operating expenses. Management anticipates we will require additional funds from future sales of our securities and/or other financing alternatives to fund our future operational costs and at the same time fully develop our service contract sales and insurance businesses.

     On September 30, 1998, we acquired Stamford Reinsurance Company Ltd., which was then an inactive foreign corporation that is licensed in the Cayman Islands as a casualty and property insurer. In the fourth quarter of 1999, Stamford commenced underwriting as a reinsurer. Also in the fourth quarter, we commenced sales of our automotive vehicle and consumer products service contracts through our website.

     Our plan of operation for the next 12 months is principally to continue our endeavors to establish ourselves in the vehicle and consumer products service contract business through our Internet web site, www.warrantysuperstore.com, and to continue to seek additional property/casualty reinsurance opportunities for our wholly owned reinsurance company, Stamford Reinsurance Co. Ltd.

     RESULTS OF OPERATIONS

     SIX MONTHS ENDED JUNE 30, 2000, COMPARED TO SIX MONTHS ENDED JUNE 30, 1999.

     Sales. We did not generate any operating revenues until the fourth quarter of fiscal 1999, when our reinsurance subsidiary commenced generating premium revenues and the Company began the sale of its service contracts.

     Cost of Sales. In the six months ended June 30, 2000, Stamford continued reinsuring contractual liability insurance policies from one United States carrier that is rated "A-" Excellent by A.M. Best. This insurance generated approximately $536,000 in premiums, of which $296,000 was unearned at June 30, 2000. Policy acquisition costs were $67,000 of which $49,000 was expensed in the six months ended June 30, 2000. Income from operations in the six months ended June 30, 2000, was $169,000 of which $5,000 is management's estimate of incurred by not reported losses at June 30, 2000. Our sales of extended service contracts for new and used service contracts for new and used automotive vehicles in the six months ended June 30, 2000, generated $28,600 in revenues of which $10,000 was recognized within the current period with the balance deferred over the life of the contract. Direct costs associated with the sale of the service contracts are being recognized pro rata over the length of the contract.

     General and Administrative. General and administrative costs decreased by 17.6% to $824,000 for the six months ended June 30, 2000, compared to $1,000,000 for the six months ended June 30, 1999. For the three months ended June 30, 2000, general and administrative costs decreased by 17.3% to $497,000 compared to $601,000 for the comparable period in 1999. The decreases are primarily attributable to reduced website development costs.

     Interest Income and Interest Expense. Interest income increased 1416.7% to $91,000 for the six months ended June 30, 2000, compared to $6,000 for the six months ended June 30, 1999. For the three months ended June 30, 2000, interest income increased 3600% to $55,000 compared to $1,500 for the comparable period in 1999. Interest expense increased $4,600 for the six months and $2,400 for the three months ended June 30, 2000, from $-0- for the both periods in 1999. The increase in interest income and interest expense is the result of the cash, cash equivalents, and investments used to fund the Company's increased operating costs in the current period and the incidence of debt in a prior period.

     Preferred Stock Dividend. The accrued preferred stock dividend of $24,000 in June 2000 is $5,000 less than the $29,000 accrued during the same period in 1999 principally because of the reduction of the average number of Series A preferred stock outstanding in the current year.

     Net Loss. Net loss for the six months ended June 30, 2000 decreased 43.2% to $581,000 from the comparable loss of $1,023,000 incurred in 1999. For the three months ended June 30, 2000, the net loss decreased 37.7% to $382,000 from the comparable loss of $613,000 in 1999. These decreases are a result of the reasons cited above.

     YEAR ENDED DECEMBER 31, 1999, COMPARED TO THE YEAR ENDED DECEMBER 31, 1998.

     Sales. We did not generate any operating revenues until the fourth quarter of fiscal 1999, when our reinsurance subsidiary commenced generating premium revenues and we began the sale of our service contracts.

     Cost of Sales. Stamford in the quarter ended December 1999 began reinsuring contractual liability reinsurance policies from one United States carrier that is rated "A-" Excellent by A.M. Best. This reinsurance generated approximately $300,000 in premiums, of which $288,000 was unearned at December 31, 1999. Policy acquisition costs were $38,000 of which $2,000 was expensed in the current period. Losses charged to operations in the current period were $5,112 of which $5,000 is management's estimate of incurred but not reported losses at December 31, 1999. Corniche commenced the sales of the extended service contracts for new and used automotive vehicles in the last quarter of 1999, generating $11,000 in revenues of which $400 was recognized in 1999 with the balance deferred over the life of the contract. Direct costs associated with the sale of the service contracts are being recognized pro rata over the length of the contract. Since neither we nor our subsidiary generated any revenues in 1998, no meaningful comparative analysis can be made.

     General and Administrative. General and administrative costs for 1999 aggregating $1,071,000 as compared to $481,000 for the 12 months ended December 31, 1998. The increase of $590,000 (122.7%) is attributable to increases in (i) advertising of $253,000 in 1999 (ii) payroll and related employment costs of $173,000 to $257,000 in 1999, (iii) website development of $98,000 to $140,000 and (iv) depreciation and amortization of $78,000 to $83,000 in 1999.

     Interest Income and Interest Expense. Interest income decreased $30,000 (78.9%) from $38,000 in the 12 months ended December 31, 1998, to $8,000 for the year ended December 31, 1999. Interest expense increased from $1,000 in the 12 months ended December 31, 1998, to $65,000 for the year ended December 31, 1999. The reduction in interest income and increase in interest expense is the result of the cash, cash equivalents, and investments used to fund our increased operating costs for the year ended December 31, 1999, and the incurrence of debt of $98,000 to fund property asset additions.

     Preferred Stock Dividend. The accrued preferred stock dividend of $57,000 in 1999 is $3,000 less than the $60,000 accrued during the 12 months ended December 31, 1998, principally because of the reduction of the average number of Series A preferred shares outstanding for the year ended December 31, 1999.

     Net Loss. Net loss for fiscal 1999 increased $676,000 (133.9%) to $1,180,000 from the comparable loss of $504,000 incurred during the 12 months ended December 31, 1998, for the reasons cited above.

     LIQUIDITY AND CAPITAL RESOURCES

     We have committed to acquire computer hardware and software and to develop an Internet website for approximately $1,500,000 of which $1,000,000 has been expended through June 30, 2000. Although we are not contractually obligated to fulfill the remaining $500,000 of the project, we intend to do so over the next one to two years as and if funding permits. If successful, the project will enable us to fully utilize the Internet in the sales, advertising, marketing and collections of our warranty service contract business. There can be no assurance that we will have the funds available to fund the hardware and/or software we will require to successfully develop this project nor can there be assurance that if it is developed such project will aid in the intended results of additional revenues.

     The Certificate of Designation for our Series A preferred stock states that at any time after December 1, 1999, any holder of Series A preferred stock may require us to redeem his shares of Series A preferred stock (if there are funds with which we may legally do so) at a price of $1.00 per share. Notwithstanding the foregoing redemption provisions, if any dividends on the Series A preferred stock are past due, no shares of Series A preferred stock may be redeemed by us unless all outstanding shares of Series A preferred stock are simultaneously redeemed. The holders of Series A preferred stock may convert their Series A preferred stock into shares of our common stock at a price of $5.20 per share. At June 30, 2000, 694,971 shares of Series A preferred stock were outstanding. If the preferred stockholders do not convert their shares into common stock, and if we were required to redeem any significant number of shares of Series A preferred stock, our financial condition would be materially affected.

     INFLATION

     Inflation has not had a significant effect on our operations or financial position and management believes that the future effects of inflation on our operations and financial position will be insignificant.

                                    BUSINESS

OUR STRATEGY

     We are in the process of putting into place a strategic and operational business plan to establish ourselves in the warranty service contract business and the reinsurance industry.

     WARRANTYSUPERSTORE.COM WEB SITE

     We have developed a web site on the Internet to market warranty service contracts on automobiles and consumer products. Our web site is called WarrantySuperstore.com. Through this web site, we plan to sell our products and services directly to consumers.

     We are currently offering warranty service contracts for automobiles (new and used), office equipment, consumer electronics, home appliances, lawn and garden equipment, and computers.

     We intend to advertise our web site through print, radio, and television advertising and links from other Internet sites. We do not currently intend to have distribution channels for our products and services other than the Internet.

     We offer our products and services in states that permit program marketers to be the obligor on warranty service contracts. Currently, this represents approximately 40 states for automobile service contracts and most states for other service contracts. We now anticipate that the obligor on warranty service contracts sold on WarrantySuperstore.com will be a third party warranty company. We are responsible for marketing, booking sales, collecting payment for warranty service contracts, reporting and paying premiums to a reinsurance carrier, and providing information to the reinsurance carrier's appointed claims administrator.

     Although we will manage most functions for the warranty service contracts, we will not administer the claim functions. The reinsurance carrier has appointed a claims administrator to administer the claims functions, including payment of claims. We are in the process of establishing an electronic data processing interface with the claims administrator and to report details regarding the contracts to the reinsurance carrier.

     Great American Insurance Company is providing contractual liability reinsurance covering the obligations to repair or replace the products covered by the service contracts.

     We intend to provide customer analysis reports to retailers on a fee basis. We believe that it will be able to develop market research questionnaires and produce market research reports based on database information collected through sales on WarrantySuperstore.com.

     We expect to use WarrantySuperstore.com to generate advertising revenues. We plan to sell banner page advertisements on its web site and to sell advertisements on a preferred client list basis.

     REINSURANCE ACTIVITIES

     Stamford Reinsurance Company, Ltd. ("Stamford") is a wholly owned subsidiary of ours chartered under the laws of the Cayman Islands. Stamford is licensed to conduct business as an reinsurance company in the Cayman Islands and as a reinsurance company throughout the U.S. Stamford began generating revenues in the fourth quarter of 1999.

     When Stamford is sufficiently capitalized, we intend to request the reinsurance carriers providing contractual liability coverage on our warranty service contracts to share (via reinsurance) a portion of the risk with Stamford. Our ability to influence the reinsurance carriers to direct reinsurance business to Stamford will depend on our negotiating strength, which, in turn, will depend on the success of WarrantySuperstore.com. Stamford's ability to reinsure our warranty service contract business will largely depend on the primary reinsurance carriers' willingness to cede reinsurance to Stamford.

     Our long-range plans for Stamford depend on Stamford's growth and development of greater financial stability. If Stamford's operations are successful, then we intend to cause Stamford to seek additional reinsurance opportunities that are not related to us. Stamford may use reinsurance brokers to identify other reinsurance opportunities. We may also consider any appropriate opportunities to sell Stamford that may arise.

     DOMESTIC LICENSING

     As an offshore reinsurance company, Stamford is permitted to function as a reinsurance company in the U.S. As such, it can reinsure U.S. reinsurance companies. Our long-range strategy is to identify and acquire a property and casualty reinsurance carrier that holds state licenses. If we acquire a domestic reinsurance carrier, we plan to use the carrier to serve as a specialty insurer in niche commercial markets that are under served by standard reinsurance carriers.

     OTHER INFORMATION

     We are party to an investment advisory agreement AIG Global Investment Corporation under which AIG Global will function as investment advisor and manager of our investment assets. AIG Global provides management services to all affiliated reinsurance companies of American International Group and other third party institutions worldwide.

EMPLOYEES

     At September 30, 2000, we employed six full-time personnel.

PROPERTIES

     We lease approximately 4,100 square feet of office space at 610 South Industrial Boulevard, Euless, Texas. Monthly rental under the lease is $4,175. The lease expires in July 2001. We do not own any real property.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table presents information with respect to our directors and executive officers.

              NAME                         AGE                      POSITION(s)
              ----                         ---                      -----------

     James J. Fyfe                          45     Chairman of the Board of Directors
     Robert F. Benoit                       42     Director and Chief Executive Officer
     Robert H. Hutchins                     71     Director and President
     John L. King                           56     Vice President, Chief Financial Officer
     David H. Boltz                         42     Vice President, Chief Information Officer
     Paul L. Harrison                       38     Director
     Joseph P. Raftery                      57     Director

     JAMES F. FYFE has served as a director of Corniche since May 1995. He became Chairman of the Board in April 2000. From May 1995 until May 1998, Mr. Fyfe served as Vice President and Chief Operating Officer of Corniche. Mr. Fyfe has been a director of Machine Vision Holdings, Inc., an intelligent automation technology software company, since January 1998 and of Transmedia Asia Pacific, Inc., a member benefit loyalty marketing company, since October 1999. From August 1996 to August 1997, Mr. Fyfe was an outside director of Medical Laser Technologies, Inc.

     ROBERT F. BENOIT has served as Chief Executive Officer since September 1999 and Secretary since June 1999. He was Executive Vice President and Chief Operating Officer from February 1999 to September 1999. From May 1996 to February 1999, Mr. Benoit was a business analyst at Warrantech Automotive, Inc., a service contract provider, in Euless, Texas, where he served as project leader for Internet applications. From October 1995 to May 1996, Mr. Benoit served as the corporate accounting manager responsible for the non-bank subsidiaries of Shawmut Bank, National Association.

     ROBERT H. HUTCHINS has served as a director and the President and Principal Financial Officer of Corniche since May 1998. Mr. Hutchins was employed by Warrantech Automotive, Inc. as National Claims Manager, from May 1995 to May 1998. Prior to joining Warrantech, he spent 45 years in the property and casualty reinsurance industry in various executive and management positions.

     JOHN L. KING has served as the Vice President, Chief Financial Officer since June 2000. From January 1996 to June 2000, Mr. King was an independent business consultant. From May 1993 to December 1995, Mr. King was the Chief Financial Officer for Advacare, Inc., a health care billings company based in Dallas, Texas. From April 1989 to April 1993, Mr. King served as the business unit controller for a division of Conner Peripherals, Inc., based in Orlando, Florida.

     DAVID H. BOLTZ, PH.D. has served as Vice President, Chief Information Officer since June 2000. From May of 1991 to June 2000, Dr. Bolt was an independent business consultant operating as Language Engineering Services, where he was engaged in providing business technology consulting services and information management services to numerous firms in the Dallas/Ft. Worth metroplex.

     PAUL L. HARRISON was elected as a director of Corniche in June 2000. He has been a director of Transmedia Europe, Inc., a member benefit loyalty marketing company in London, England, since June 1996. Mr. Harrison was also President, Principal Financial and Accounting Officer and Secretary of Transmedia Asia Pacific, Inc., also a member benefit loyalty marketing company in London, England, until October 1999. From May 1994 until June 1997, he was a business and financial consultant to Transmedia Europe, Inc.

     JOSEPH P. RAFTERY was also elected as a director of Corniche in June 2000. He has been an independent business consultant since 1998. From 1990 to 1998, Mr. Raftery was Chairman and a member of the Board of Directors and President of BankAmerica Insurance Group, Inc., a subsidiary of BankAmerica Corp. based in San Diego, California.

TERMS OF OFFICE

     Members of the board are elected at each annual meeting of stockholders, to serve one year terms or until their successors are elected and qualified or their earlier resignation or removal. Our executive officers are elected annually by the board and serve at the discretion of the board until their successors are elected and qualified or their earlier resignation or removal.

BOARD COMMITTEES

     Our Board of Directors has established two committees: the Audit Committee, and the Compensation Committee.

     The Audit Committee is responsible for recommending to the Board of Directors the engagement of our independent auditors and reviewing with the independent auditors the scope and results of the audits, our internal accounting controls, audit practices, and the professional services furnished by the independent auditors. The current members of the Audit Committee are Messrs. Fyfe, Harrison and Raftery.

     The Compensation Committee is responsible for reviewing and approving all compensation arrangements for our senior executive officers. The current members of the Compensation Committee are Messrs. Benoit, Harrison and Raftery.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Our Board of Directors established the Compensation Committee in June 2000. Prior to establishing the Compensation Committee, our Board of Directors as a whole performed the functions delegated to the Compensation Committee. No current or former member of our Compensation Committee has served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

COMPENSATION OF DIRECTORS

     Pursuant to the 1998 Independent Director Compensation Plan, each director who is not an officer or employee of Corniche is entitled to receive compensation of $2,500 per calendar quarter plus 500 shares of common stock per calendar quarter of board service, in addition to reimbursement of travel expenses. Outside directors are entitled to be compensated for committee service at $500 per calendar quarter plus 125 shares of common stock per calendar quarter. No directors' fees are payable to Corniche employees who serve as directors. Corniche deferred the payment of directors' fees for service during the year ended December 31, 1999.

     All directors are entitled to receive options to purchase 1,500 shares of common stock each May under Corniche's 1992 Stock Option Plan for Directors.

EXECUTIVE COMPENSATION

     In February 1998, Corniche changed its fiscal year end from March 31 to December 31. Consequently, the executive compensation information presented below relates to the period from April 1, 1998, through December 31, 1999. Mr. Hutchins, Corniche's President and former Principal Financial Officer, was Corniche's only executive officer as of December 31, 1998, who received compensation from Corniche during the nine-month period then ended. Mr. Hutchins and Robert F. Benoit were Corniche's only executive officers during 1999. Except for Mr. Hutchins' service in 1998, neither of them was an employee of Corniche during any prior fiscal year. The table below sets forth information concerning the compensation of Hutchins and Benoit for services in all capacities to Corniche for the nine months ended December 31, 1998, and the year ended December 31, 1999.

                           SUMMARY COMPENSATION TABLE

                                                                        ANNUAL COMPENSATION
                                                               -------------------------------------
                NAME AND PRINCIPAL POSITION                    YEAR           SALARY        OTHER(2)
                ---------------------------                    ----           ------        --------
         Robert H. Hutchins                                    1997                --             --
            President and Principal Financial Officer          1998(1)     $   49,038     $    3,200
                                                               1999        $   85,000     $    4,000

                                                                        ANNUAL COMPENSATION
                                                               -------------------------------------
                NAME AND PRINCIPAL POSITION                    YEAR           SALARY        OTHER(2)
                ---------------------------                    ----           ------        --------
         Robert A. Benoit                                      1997                --             --
            Chief Executive Officer, Executive Vice            1998                --             --
            President, and Secretary                           1999(3)     $   62,019     $    4,000

----------

     (1) From May 18, 1998, when Mr. Hutchins first joined Corniche, to December 31, 1998.

     (2)  Represents an automobile allowance.

     (3) From February 15, 1999, when Mr. Benoit first joined Corniche, to December 31, 1999.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The following table sets forth information concerning grants of stock options to the named executive officers during 1999. All options granted to executive officers in the last fiscal year were granted under the 1998 Employees Incentive Stock Option Plan. The percent of the total options set forth below is based on an aggregate of 175,000 options granted to one employee during the year ended December 31, 1999. All options were granted at the fair market value on the date of grant as determined by our board of directors and are immediately exercisable.

     The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by the rules of the Securities and Exchange Commission. There can be no assurance that the actual stock price appreciation over the 10-year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the common stock appreciates over the option term, no value will be realized from the option grants. The potential realizable value is calculated by assuming that the fair market value of the common stock on the date of grant of the options appreciates over the exercise price at the indicated rate for the entire term of the option and that the option is exercised at the exercise price and the resulting shares sold on the last day at the appreciated price.

                                                  INDIVIDUAL GRANTS                                 POTENTIAL REALIZABLE
                          ----------------------------------------------------------------            VALUE AT ASSUMED
                                                                                                    ANNUAL RATES OF STOCK
                            NUMBER OF         % OF TOTAL        EXERCISE                             PRICE APPRECIATION
                           SECURITIES        OPTIONS/SARS       OR BASE                                FOR OPTION TERM
                           UNDERLYING         GRANTED TO         PRICE                           ---------------------------
                          OPTIONS/SARS       EMPLOYEES IN        (PER           EXPIRATION
                             GRANTED          FISCAL YEAR        SHARE)            DATE              5%               10%
                          ------------       ------------      ----------       ----------       ----------       ----------
Robert F. Benoit               75,000                43%       $    1.097        2/15/2009       $  105,000       $  132,500
                              100,000                57%       $    1.000        9/27/2009       $  127,900       $  161,000

AGGREGATE OPTION EXERCISES IN 1999 AND FISCAL YEAR-END OPTION VALUES

     None of the named executive officers exercised any stock options during 1999.

     The following table sets forth as of December 31, 1999, for each of the named executive officers:

     o    the total number of unexercised options to purchase our common stock;
          and

     o    the value of options that were in-the-money at December 31, 1999.

                                                 NUMBER OF SECURITIES
                                                UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                                                  OPTIONS AT FISCAL              IN-THE-MONEY OPTIONS
                                                       YEAR-END                   AT FISCAL YEAR-END
                   NAME                      (EXERCISABLE/UNEXERCISABLE)      (EXERCISABLE/UNEXERCISABLE)
                   ----                      ---------------------------      ---------------------------
Robert F. Benoit........................              175,000/-                           -/-

BENEFIT PLANS

     1992 STOCK OPTION PLAN

     In April 1992, Corniche adopted the 1992 Stock Option Plan to provide for the granting of options to directors. According to the terms of this plan, each director is granted options to purchase 1,500 shares each year. The maximum amount of Corniche's common stock that may be granted under this plan is 20,000 shares. Options are exercisable at the fair market value of the common stock on the date of grant and have five-year terms.

     1998 EMPLOYEE INCENTIVE STOCK OPTION PLAN

     Under the 1998 Plan, the maximum aggregate number of shares which may be issued under options is 3,000,000 shares of common stock. The aggregate fair market value (determined at the time the option is granted) of the shares for which incentive stock options are exercisable for the first time under the terms of the 1998 Plan by any eligible employee during any calendar year cannot exceed $100,000. The option exercise price of each option is 100% of the fair market value of the underlying stock on the date the options are granted, except that no option will be granted to any employee who, at the time the option is granted, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Corporation or any subsidiary unless (a) at the time the options are granted, the option exercise price is at least 110% of the fair market value of the shares of common stock subject to the options and (b) the option by its terms is not exercisable after the fifth anniversary of the date on which the option is granted.

     The 1998 Plan is administered by the Compensation Committee of the Board of Directors. In 1999, options to acquire 100,000 common shares at $1.00 per share and options to acquire 75,000 common shares at $1.097 were granted to an officer. Additionally, an option to acquire 25,000 common shares at $0.6875 per share was granted to a consultant. In June 2000, options to acquire 100,000 common shares at $1.88 per share and options to acquire 100,000 common shares at $1.94 per share were granted to two officers.

EMPLOYMENT AGREEMENTS

     ROBERT F. BENOIT

     Effective June 26, 2000, we entered into an employment agreement with Mr. Benoit. This employment agreement has a three-year term and provides that Mr. Benoit receive a base salary of $100,000 per year. Mr. Benoit also receives a $6,000 automobile allowance per year. Additionally, Mr. Benoit is eligible to receive a performance bonus at the sole discretion of our board of directors. Mr. Benoit is also entitled to reimbursement for business or entertainment expenses and other expenses and he may participate in all employee benefit plans, severance plans, health insurance plans, deferred compensation plans, incentive plans and other plans as may be available to our other employees, subject to the terms of those programs. If we terminate Mr. Benoit's employment without cause or he resigns for good reason, as both terms are defined in his employment agreement, we will pay Mr. Benoit a severance payment equal to 18 months base salary and performance bonus for the term of his employment agreement and Mr. Benoit will retain all rights to his vested stock options, among other things described in his employment agreement. Mr. Benoit has agreed, pursuant to his employment agreement, not to compete with us during his employment and for a period of two years following termination of his employment. Further, Mr. Benoit has agreed not to disclose any of our confidential information at any time during or subsequent to his employment with us, other than pursuant to our policies regarding disclosure. In addition, Mr. Benoit has agreed not to solicit our employees for a period of 18 months following termination of his agreement.

     DAVID H. BOLTZ

     Effective June 26, 2000, we entered into an employment agreement with Mr. Boltz. This employment agreement has a three-year term and provides that Mr. Boltz receive a base salary of $75,000 per year. Additionally, Mr. Boltz is eligible to receive a performance bonus at the sole discretion of our board of directors. Mr. Boltz is also entitled to reimbursement for business or entertainment expenses and other expenses and he may participate in all employee benefit plans, severance plans, health insurance plans, deferred compensation plans, incentive plans and other plans as may be available to our other employees, subject to the terms of those programs. If we terminate Mr. Boltz's employment without cause or he resigns for good reason, as both terms are defined in his employment agreement, we will pay Mr. Boltz a severance payment equal to

18 months base salary and performance bonus for the term of his employment agreement and Mr. Boltz will retain all rights to his vested stock options, among other things described in his employment agreement. Mr. Boltz has agreed, pursuant to his employment agreement, not to compete with us during his employment and for a period of two years following termination of his employment. Further, Mr. Boltz has agreed not to disclose any of our confidential information at any time during or subsequent to his employment with us, other than pursuant to our policies regarding disclosure. In addition, Mr. Boltz has agreed not to solicit our employees for a period of 18 months following termination of his agreement.

     JOHN L. KING

     Effective June 26, 2000, we entered into an employment agreement with Mr. King. This employment agreement has a three-year term and provides that Mr. King receive a base salary of $75,000 per year. Additionally, Mr. King is eligible to receive a performance bonus at the sole discretion of our board of directors. Mr. King is also entitled to reimbursement for business or entertainment expenses and other expenses and he may participate in all employee benefit plans, severance plans, health insurance plans, deferred compensation plans, incentive plans and other plans as may be available to our other employees, subject to the terms of those programs. If we terminate Mr. King's employment without cause or he resigns for good reason, as both terms are defined in his employment agreement, we will pay Mr. King a severance payment equal to 18 months base salary and performance bonus for the term of his employment agreement and Mr. King will retain all rights to his vested stock options, among other things described in his employment agreement. Mr. King has agreed, pursuant to his employment agreement, not to compete with us during his employment and for a period of two years following termination of his employment. Further, Mr. King has agreed not to disclose any of our confidential information at any time during or subsequent to his employment with us, other than pursuant to our policies regarding disclosure. In addition, Mr. King has agreed not to solicit our employees for a period of 18 months following termination of his agreement.

                           RELATED PARTY TRANSACTIONS

     Other than the compensation and other arrangements described in "Management," and the transactions described below, since January 1, 1997 there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or will be a party:

     o   in which the amount involved exceeded or will exceed $60,000; and

     o in which any director, executive officer, holder of more than 5% or our common stock on an as-converted basis or any member of their immediate family had or will have a direct or indirect material interest.

     We believe that each of the transactions described below were on terms no less favorable than could have been obtained from unaffiliated third parties. All future transactions between Corniche and any director or executive officer will be subject to approval by a majority of the disinterested members of our board of directors.

STOCK SALES TO DIRECTORS, OFFICERS AND 5% STOCKHOLDERS

     On March 4, 1998, we entered into a Stock Purchase Agreement with Joel San Antonio, Robert H. Hutchins (a director and President of Corniche) and certain other individuals acquiring an aggregate of 765,000 shares of a Series B convertible redeemable preferred stock, par value $0.01 per share. Mr. San Antonio purchased 710,000 shares of Series B convertible redeemable preferred stock at $0.10 per share, for total consideration of $71,000 and Mr. Hutchins purchased 15,000 shares of Series B convertible redeemable preferred stock at $0.10 per share, for total consideration of $1,500. Assuming the full conversion of the Series B convertible preferred stock into common stock, Mr. San Antonio is the beneficial owner of 4,852,500 shares of common stock, over 20% of the voting power of our voting stock.

AGREEMENTS WITH DIRECTORS, EXECUTIVE OFFICERS AND 5% STOCKHOLDERS

     From May 1998 to September 1999, Mr. San Antonio served as Chairman of the Board of Directors of Corniche. Mr. San Antonio is the Chairman of the Board and Chief Executive Officer of Warrantech Corporation. Warrantech is the claims administrator for our warranty service contracts. Under this arrangement we report all claims to Warrantech and pay $25 per claim to Warrantech.

STOCK OPTIONS GRANTED TO DIRECTORS, EXECUTIVE OFFICERS AND 5% STOCKHOLDERS

     Since 1997, we have granted the following options to purchase our common stock to our directors, executive officers and stockholders who beneficially own 5% or more of our common stock. In 1999, options to acquire 100,000 common shares at $1.00 per share and options to acquire 75,000 common shares at $1.097 per share were granted to Robert F. Benoit, a director and Chief Executive Officer of Corniche. In May 1997, James J. Fyfe (Chairman of the Board of Directors of Corniche) was granted an option to acquire 1,500 common shares at $0.3125 per share under the 1992 Plan. In June 2000, John L. King (Vice President and Chief Financial Officer of Corniche) was granted options to acquire 100,000 common shares at $1.88 per share and David H. Boltz (Vice President and Chief Information Officer) was granted options to acquire 100,000 common shares at $1.94 per share.

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table shows the number and percentage of outstanding shares of Corniche's common stock beneficially owned as of September 30, 2000, by (i) each of our directors and executive officers, (ii) all of our directors and officers as a group, (iii) all persons that we know to be beneficial owners of 5% or more of any class of our voting capital stock, and (iv) each selling stockholder. Unless otherwise noted, each person listed in the table has sole voting and investment power with respect to the shares indicated as beneficially owned by that person. The table assumes that everyone listed below has converted all of their shares of convertible preferred stock into shares of common stock. For a description of Corniche's convertible preferred stock, see "Description of Capital Stock."

                                                                  COMMON SHARES                                COMMON SHARES
                                                                   OWNED BEFORE                                 OWNED AFTER
                                                                     OFFERING                                   OFFERING (1)
                                                             ------------------------                    ------------------------
                                                                                         COMMON SHARES
NAME AND ADDRESS OF BENEFICIAL OWNER                           AMOUNT      % OF CLASS     TO BE SOLD       AMOUNT      % OF CLASS
------------------------------------                         ----------    ----------    -------------   ----------    ----------
Robert F. Benoit                                                  5,000             *        5,000.00            --            --
James J. Fyfe (2)(3)                                            107,500             *      107,500.00            --            --
Paul L. Harrison                                                     --            --              --            --            --
Robert H. Hutchins (2)(4)                                       150,000             *      150,000.00            --            --
Joseph P. Raftery                                                    --            --              --            --            --
All Officers and Directors as a Group (5 Persons)               262,500           1.1%     262,500.00            --            --

Glen Aber (2)                                                   150,000             *      150,000.00            --            --
Naomi Anne Aboud                                                 40,000             *       40,000.00            --            --
Adler Corporation PTY, Ltd.                                     937,500           4.1%     937,500.00            --            --
Advanced Balanced International Investment Strategies N.V       625,000           2.7%     625,000.00            --            --
Placido Amendolia                                                20,000             *       20,000.00            --            --
Balanced International Investment Strategies (BIIS) N.V         625,000           2.7%     625,000.00            --            --
Michael Barrasso                                                 60,000             *       60,000.00            --            --
Dr. Richard Berger                                               20,000             *       20,000.00            --            --
Anthony J. Blazej                                                 2,500             *        2,500.00            --            --
Dr. Craig Bloom                                                  10,000             *       10,000.00            --            --
William J. Bozsnyak                                               5,000             *        5,000.00            --            --
William J. Bozsnyak & Beverly J. Brook-Bozsnyak                  30,000             *       30,000.00            --            --
Cappadocia Limited(2)                                           100,000             *      100,000.00            --            --
Paul M. Cervino                                                  20,000             *       20,000.00            --            --
Jan R. Culp                                                      10,000             *       10,000.00            --            --
Andrew Darmstadter                                               20,000             *       20,000.00            --            --
Herbert P. Decordova                                             20,000             *       20,000.00            --            --
Roland A. Desilva                                                20,000             *       20,000.00            --            --
Dr. C. Durbak                                                    30,000             *       30,000.00            --            --
George N. Faris                                                  27,778             *       27,778.00            --            --
Michael Edward Fitzgerald                                        80,000             *       80,000.00            --            --
Robert Franco                                                    12,500             *       12,500.00            --            --
Dominick Fusco                                                    2,500             *        2,500.00            --            --
PICTEC & CIE (5)                                              2,925,000            13%   2,925,000.00            --            --

General & Private Funds Management PTY, Ltd.
PTY, Ltd.                                                        10,000             *       10,000.00            --            --
Ronald F. Glime (2)                                             502,500           2.2%     502,500.00            --            --
Robert C. Gmuer                                                 100,000             *      100,000.00            --            --
Lou Hammer                                                        2,500             *        2,500.00            --            --
Hamo PTY, Ltd.                                                   50,000             *       50,000.00            --            --
Headline Securities, Ltd.                                       625,000           2.7%     625,000.00            --            --
Maryellen Gussack-Hochstein                                      10,000             *       10,000.00            --            --
Mark Ian Horrocks                                               312,500           1.3%     312,500.00            --            --
A.R. Kerr                                                        62,500             *       62,500.00            --            --
Justin and Sharen Kolnick                                        10,000             *       10,000.00            --            --
Joseph Longo                                                     10,000             *       10,000.00            --            --

                                                                  COMMON SHARES                                COMMON SHARES
                                                                   OWNED BEFORE                                 OWNED AFTER
                                                                     OFFERING                                   OFFERING (1)
                                                             ------------------------                    ------------------------
                                                                                         COMMON SHARES
NAME AND ADDRESS OF BENEFICIAL OWNER                           AMOUNT      % OF CLASS     TO BE SOLD       AMOUNT      % OF CLASS
------------------------------------                         ----------    ----------    -------------   ----------    ----------
Edward J. Madden                                                 11,111             *       11,111.00            --            --
Connor Michael Maloney                                          105,000             *      105,000.00            --            --
Peter & Alisa Metzner, Trustees, Metzner Family Trust            15,000             *       15,000.00            --            --
Frontier Investments Limited(2)                               1,800,000             8%   1,800,000.00            --            --

Steven Miner                                                      2,500             *        2,500.00            --            --
OIC Nominees Limited(2)                                         100,000             *      100,000.00            --            --
Keith Parker                                                     58,056             *       58,056.00            --            --
Colin Pomfret                                                    20,000             *       20,000.00            --            --
Pritdown PTY, Ltd.                                               40,000             *       40,000.00            --            --
Alex Pusco                                                      312,500           1.3%     312,500.00            --            --
Peter and Margaret Ranieri                                       10,000             *       10,000.00            --            --
Michael Salpeter (2)                                            500,000           2.2%     500,000.00            --            --
Joel San Antonio (2)(6)                                       4,852,500          21.5%   4,852,500.00            --            --

Mark Seigerman                                                    2,500             *        2,500.00            --            --
Edward Spindel                                                   55,556             *       55,556.00            --            --
Michael R. Spindel                                               55,556             *       55,556.00            --            --
Charles G. Stiene                                                 2,500             *        2,500.00            --            --
Larry Targan                                                     10,000             *       10,000.00            --            --
Bradley Vidgeon                                                  43,750             *       43,750.00            --            --
Bradley D. Weber                                                 10,000             *       10,000.00            --            --
Joel Weissman                                                    10,000             *       10,000.00            --            --
Grant White                                                      50,000             *       50,000.00            --            --
Sam Wolkowicki                                                   27,778             *       27,778.00            --            --

----------

*    less than 1%.

(1) For the purposes of this table, it is assumed that all common shares to be registered will be sold in this offering.

(2) All of the shares included in the table represent common stock issuable upon conversion of Series B convertible redeemable preferred stock.

(3) Includes: 3,000 shares of common stock issuable upon exercise of currently exercisable stock options; and 100,000 shares issuable upon conversion of 10,000 shares of Series B convertible redeemable preferred stock.

(4) Includes: 150,000 shares issuable upon conversion of 15,000 shares of Series B convertible redeemable preferred stock held by Mr. Hutchins and his wife as co-trustees of a living trust for the benefit of their children.

(5) The address of PICTEC & CIE is B.D. Georges-Favon 29, Geneva 1204, Switzerland.

(6) Mr. San Antonio's address is c/o Corniche Group Incorporated, 610 South Industrial Boulevard, Euless, Texas 76040. According to Amendment No. 2 to
     Schedule 13D filed by Mr. San Antonio in August 2000, Mr. San Antonio has sole power to vote and to direct the disposition of 4,850,000 of the shares included in the table. He shares voting and dispositive power with respect to 1,100,000 shares included in the table, which are issued to his wife, children, mother, and brother.

                         DESCRIPTION OF CAPITAL STOCK


GENERAL

      The authorized capital stock of Corniche consists of 75,000,000 shares of common stock, $0.001 par value per share, 14,222,971 of which are outstanding. As of September 30, 2000, there were 694,974 shares of Series A convertible preferred stock outstanding, and 825,000 shares of Series B convertible redeemable preferred stock outstanding. The following statements are brief summaries of certain provisions relating to Corniche's capital stock.

SERIES A CONVERTIBLE PREFERRED STOCK

      The Series A preferred stock has a liquidation value of $1 per share, is nonvoting and convertible into common stock at a price of $5.20 per share. Holders of Series A preferred stock are entitled to receive cumulative cash dividends of $0.07 per share, per year, payable semi-annually. Corniche can call the Series A preferred stock at a price of $1.05 per share, plus accrued and unpaid dividends. In addition, if the closing price of our common stock exceeds $13.80 per share for any 20 consecutive trading days, we can call the Series A preferred stock at a price equal to $0.01 per share, plus accrued and unpaid dividends. The Certificate of Designation for the Series A preferred stock also states that at any time after December 1, 1999, the holders of the Series A preferred stock may require us to redeem their shares of Series A preferred stock (if there are funds with which we may do so) at a price of $1.00 per share. Notwithstanding any of the foregoing redemption provisions, if any dividends on the Series A preferred stock are past due, we may not redeem any shares of Series A preferred stock unless all outstanding shares of Series A preferred stock are simultaneously redeemed.

SERIES B CONVERTIBLE REDEEMABLE PREFERRED STOCK

      The Series B preferred stock carries a zero coupon and each share of the Series B preferred stock is convertible into 10 shares of our common stock. The holder of a share of the Series B preferred stock is entitled to ten times any dividends paid on the common stock, as well as 10 votes per share, voting as one class with the common stock.

      The holder of each share of Series B preferred stock has the right, at the holder's option (but not if the share is called for redemption), to convert the share into 10 fully paid and non-assessable shares of common stock. The conversion rate is subject to adjustment as stipulated in the Series B Stock Purchase Agreement. Upon liquidation, the Series B Stock would be junior to our Series A preferred stock and would share ratably with the common stock with respect to liquidating distributions.

COMMON STOCK

      Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. Cumulative voting is not permitted with respect to the election of directors, with the result that the holders of more than 50% of the shares voted in the election of directors can elect all of the directors. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors of Corniche out of funds legally available therefor. Upon the liquidation, dissolution or winding up of Corniche, the holders of common stock are entitled to receive ratably the net assets of Corniche after payment of all debts and liabilities and liquidation preferences of outstanding shares of preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights.

WARRANTS

      As of September 30, 2000, we have issued warrants to purchase 79,000 shares of common stock in connection with certain financings and to certain other persons who provided services to Corniche. The exercise prices of these warrants range from $3.20 to $27.50.

DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER AND BYLAW PROVISIONS

      Certain provisions of Delaware law and our amended certificate of incorporation and amended bylaws could make our acquisition, by means of a tender offer, a proxy contest or otherwise, more difficult and could also make the removal of incumbent officers and directors more difficult. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to negotiate with us first.

We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

     SECTION 203

     We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, the statute prohibits us from engaging in a business combination with an interested stockholder for a period of three years after the date that the stockholder became an interested stockholder, unless:

     o prior to the date that the stockholder became an interested stockholder, the transaction or business combination that resulted in the stockholder becoming an interested stockholder is approved by the Board of Directors;

     o upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of our outstanding voting stock at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers, and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

     o on or after the date the stockholder became an interested stockholder, the business combination is approved by our Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of our outstanding voting stock that is not owned by the interested stockholder.

     Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the stockholder. Subject to certain exceptions, an "interested stockholder" is any entity or person beneficially owning 15% or more of our voting stock and any entity or person affiliated with or controlling or controlled by that entity or person.

LIMITATIONS ON DIRECTORS' AND OFFICERS' LIABILITY AND INDEMNIFICATION

     Our amended certificate of incorporation and amended bylaws also provide that we shall have the power to indemnify our directors, officers, employees and other agents to the fullest extent authorized by the Delaware General Corporation Law. As a result of these provisions, we and our stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

     We believe that the provisions in our amended certificate of incorporation and amended bylaws are necessary to attract and retain qualified persons as directors and officers.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the common stock is Continental Stock Transfer & Trust Company.

                                  LEGAL MATTERS

     Certain legal matters in connection with the sale of the shares of common stock offered hereby will be passed upon for Corniche by Haynes and Boone, LLP.

                                     EXPERTS

     The consolidated financial statements of Corniche at December 31, 1999 and for the year then ended appearing in this prospectus and registration statement have been audited by Weinick Sanders Leventhal & Co., LLP ("Weinick"), independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Corniche at March 31, 1997 and 1998 and for the fiscal years then ended appearing in this prospectus and registration statement have been audited by Simontacchi & Company, P.A. ("Simontacchi"), independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     Simontacchi's report on Corniche's financial statements for the fiscal years ended March 31, 1997 expressed an unqualified opinion on those financial statements based upon their audits, but included paragraphs noting a "substantial doubt about Corniche's ability to continue as a going concern" based upon the several matters summarized in such reports.

     On August 12, 1998, Corniche and Simontacchi terminated their client-auditor relationship. The reports of Simontacchi on the financial statements of Corniche for the prior two fiscal years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. Corniche's Board of Directors participated in and approved the decision to change the independent accountants. In connection with its audits for the prior two fiscal years and through August 12, 1998, there were no disagreements with Simontacchi on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Simontacchi, would have caused Simontacchi to make reference thereto in its report on the financial statements for such years. No "reportable events" as describe under Item 304(a)(1)(v) of Regulation S-K occurred during the prior two fiscal years.

      Corniche simultaneously engaged Weinick as its new independent accountants as of August 12, 1998. Such appointment was approved by Corniche's Board of Directors. Corniche had not consulted with Weinick regarding any matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

      The prospectus constitutes a part of the registration statement on Form S-1, together with all amendments, supplements, schedules and exhibits to the registration statement, referred to as the registration statement, which we have filed with the Securities and Exchange Commission with respect to the common stock offered in this prospectus. This prospectus does not contain all of the information in the registration statement. For further information about us and our securities, see the registration statement and its exhibits. This prospectus contains a description of the material terms and features of some material contracts, reports or exhibits to the registration statement required to be disclosed. However, as the descriptions are summaries of the contracts, reports or exhibits, we urge you to refer to the copy of each material contract, report and exhibit attached to the registration statement. Copies of the registration statement and the exhibits to the registration statement, as well as the periodic reports, proxy statements and other information we will file with the SEC, may be examined without charge in the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W. Room 1024, Washington, DC 20549, and the Securities and Exchange Commission's regional offices located at 500 West Madison Street, Suite 1400, Chicago, IL 60661, and 7 World Trade Center, 13th Floor, New York, NY 10048 or on the Internet at http://www.sec.gov. You can get information about the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. Copies of all or a portion of the registration statement can be obtained from the Public Reference Section of the Securities and Exchange Commission upon payment of prescribed fees. In addition, the Securities and Exchange Commission maintains a web site which provides online access to periodic reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission at the address http://www.sec.gov.

      We are subject to the information and reporting requirements of the Securities Exchange Act of 1934 and file periodic reports, proxy statements and other information with the Securities and Exchange Commission. We send an annual report to stockholders and any additional reports or statements required by the Securities and Exchange Commission. The annual report to stockholders contains financial information that has been examined and reported on, with an opinion expressed by an independent public accountant.

                   CORNICHE GROUP INCORPORATED AND SUBSIDIARY



                                      INDEX

                                                                                                        PAGE NO.
                                                                                                        --------
REPORTS OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS .................................................   F-2, F-3

FINANCIAL STATEMENTS:

         Consolidated Balance Sheets at December 31, 1999 and 1998 ..................................   F-4

         Statements of Operations
           For the Year Ended December 31, 1999 (Consolidated) and
           For the Nine Months Ended December 31, 1998 (Consolidated) and
           For the Year Ended March 31, 1998 ........................................................   F-5

         Statements of Convertible Redeemable Preferred Stock, Common Stock,
           Other Stockholders' Equity and Accumulated Deficit For the Year Ended
           December 31, 1999 (Consolidated) and For the Nine Months Ended
           December 31, 1998 (Consolidated) and
           For the Year Ended March 31, 1998.........................................................   F-6

         Statements of Cash Flows
           For the Year Ended December 31, 1999 (Consolidated) and
           For the Nine Months Ended December 31, 1998 (Consolidated) and
           For the Year Ended March 31, 1998 ........................................................   F-7, F-8

Notes to Financial Statements .......................................................................   F-9 - F-24

Schedule II - Valuation of Qualifying Accounts
         For the Year Ended December 31, 1999 (Consolidated) and
         For the Nine Months Ended December 31, 1998 (Consolidated) and
         For the Year Ended March 31, 1998 ..........................................................   F-25

         Consolidated Balance Sheets at June 30, 2000 and 1999 ......................................   F-26

         Statements of Operations
           For the Six Months ended June 30, 2000 (Consolidated) and
           For the Six Months ended June 30, 1999 (Consolidated).....................................   F-28

         Statements of Convertible Redeemable Preferred Stock,
           Common Stock, Other Stockholders' Equity and Accumulated Deficit
           For the Six Months ended June 30, 2000 (Consolidated) and
           For the Six Months ended June 30, 1999 (Consolidated).....................................   F-29

         Statements of Cash Flows
           For the Six Months ended June 30, 2000 (Consolidated) and
           For the Six Months ended June 30, 1999 (Consolidated).....................................   F-30

Notes to Consolidated Financial Statements...........................................................   F-32

                [WEINICK SANDERS LEVENTHAL & CO., LLP LETTERHEAD]


                          INDEPENDENT AUDITOR'S REPORT




To the Stockholders and Board of Directors
Corniche Group Incorporated


We have audited the accompanying consolidated balance sheets of Corniche Group Incorporated and Subsidiary as at December 31, 1999 and 1998, and the related statements of operations, redeemable preferred stock, common stock, other stockholders' equity and accumulated deficit, and cash flows for the year ended December 31, 1999 and for the nine months ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Corniche Group Incorporated and Subsidiary as at December 31, 1999 and 1998, and the results of their operations and their cash flows for the year ended December 31, 1999 and for the nine months ended December 31, 1998, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statements schedules for the year ended December 31, 1999 and for the nine months ended December 31, 1998, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.


                                       /s/ WEINICK SANDERS LEVENTHAL & CO., LLP




New York, New York
January 28, 2000 (Except as to a portion of Note 8 (b) to which the date is February 15, 2000)

                     [SIMONTACCHI & COMPANY, LLP LETTERHEAD]



                          INDEPENDENT AUDITOR'S REPORT



To the Stockholders and Board of Directors
Corniche Group Incorporated


We have audited the accompanying statements of operations, redeemable preferred stock, common stock, other stockholders' equity and accumulated deficit, and cash flows of Corniche Group Incorporated for the year ended March 31, 1998. Our audit also included the financial statement schedule for the year ended March 31, 1998. These financial statements and the financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of the operations and the cash flows of Corniche Group Incorporated for the year ended March 31, 1998 in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule for the year ended March 31, 1998, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.


                                                  /s/ SIMONTACCHI & COMPANY, LLP


Fairfield, New Jersey
July 10, 1998

                   CORNICHE GROUP INCORPORATED AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS


                                                                                             December 31,
                                                                                     ----------------------------
                                                                                         1999            1998
                                                                                     ------------    ------------
Current assets:
  Cash and equivalents                                                               $  1,639,473    $    206,313
  Marketable securities                                                                 2,733,319         628,175
  Prepaid expenses                                                                         71,622              --
                                                                                     ------------    ------------
        Total current assets                                                            4,444,414         834,488

Property and equipment, net                                                               655,002          40,781
Deferred acquisition costs                                                                 41,946              --
License, net of accumulated amortization                                                   16,777          17,997
Other assets                                                                               12,525          12,525
                                                                                     ------------    ------------

                                                                                     $  5,170,664    $    905,791
                                                                                     ============    ============

             LIABILITIES, STOCKHOLDERS' EQUITY AND (CAPITAL DEFICIENCY)

Current liabilities:
  Dividends payable - preferred stock                                                $    288,334    $    236,981
  Accounts payable, accrued expenses
    and other current liabilities                                                         561,870         133,941
  Current portion of long-term debt                                                        22,662           4,649
                                                                                     ------------    ------------
        Total current liabilities                                                         872,866         375,571

Unearned revenues                                                                         298,801              --
                                                                                     ------------    ------------

Long-term debt                                                                             76,591           9,262
                                                                                     ------------    ------------

Series A Convertible Preferred Stock:
  Series A $0.07 cumulative convertible
    preferred stock - stated value - $1.00 per share, authorized - 1,000,000 shares, outstanding - 810,054 shares at December 31, 1999
    and 828,765 shares at December 31, 1998                                               810,054         828,765
                                                                                     ------------    ------------

Convertible Redeemable Preferred Stock, Common Stock,
    Other Stockholders' Equity and (Accumulated Deficit):
  Preferred stock - authorized - 5,000,000 shares, Series B convertible redeemable preferred stock, $.01 par value
    Authorized issued and outstanding - 825,000 shares                                      8,250           8,250

    Common stock, $.001 par value, authorized - 30,000,000 shares
      Issued and outstanding - 12,513,127 at December 31, 1999                             12,513              --
                                                  - 6,369,968 at December 31, 1998             --           6,370
    Additional paid-in capital                                                          7,421,944       2,838,420
    Accumulated deficit                                                                (4,330,355)     (3,160,847)
                                                                                     ------------    ------------
        Total convertible redeemable preferred
          stock, common stock, other stockholders'
          equity and (accumulated deficit)                                              3,112,352        (307,807)
                                                                                     ------------    ------------

                                                                                     $  5,170,664    $    905,791
                                                                                     ============    ============


                See accompanying notes to financial statements.

                   CORNICHE GROUP INCORPORATED AND SUBSIDIARY

                            STATEMENT OF OPERATIONS

                                      For the Year    For the Nine    For the Year
                                         Ended        Months Ended        Ended
                                      December 31,    December 31,      March 31,
                                          1999            1998            1998
                                      ------------    ------------    ------------
                                     (Consolidated)  (Consolidated)
Earned revenues                       $     12,854    $         --    $         --

Direct costs                                 7,557              --              --
                                      ------------    ------------    ------------

Gross profit                                 5,297              --              --

General and administrative expenses      1,060,668         428,157         221,602
                                      ------------    ------------    ------------

Operating loss                          (1,055,371)       (428,157)       (221,602)

Interest income (expense), net             (56,965)         25,206          17,804
                                      ------------    ------------    ------------

Net loss before preferred dividend      (1,112,336)       (402,951)       (203,798)

Preferred dividend                         (57,172)        (44,642)        (60,067)
                                      ------------    ------------    ------------

Net loss                              $ (1,169,508)   $   (447,593)   $   (263,865)
                                      ============    ============    ============


Net loss per share of common stock    $      (0.17)   $      (0.07)   $      (0.05)
                                      ============    ============    ============


Weight average number of
  common shares outstanding              6,905,073       6,367,015       5,165,272
                                      ============    ============    ============


                See accompanying notes to financial statements.

                   CORNICHE GROUP INCORPORATED AND SUBSIDIARY

      STATEMENTS OF CONVERTIBLE REDEEMABLE PREFERRED STOCK, COMMON STOCK,
               OTHER STOCKHOLDERS' EQUITY AND ACCUMULATED DEFICIT

                    FOR THE YEAR ENDED DECEMBER 31, 1999 AND
                FOR THE NINE MONTHS ENDED DECEMBER 31, 1998 AND
                       FOR THE YEAR ENDED MARCH 31, 1998


                                                    Series B
                                                   Convertible
                                                 Preferred Stock                 Common Stock             Additional
                                           ---------------------------   ----------------------------      Paid-In
                                              Shares         Amount         Shares          Amount         Capital
                                           ------------   ------------   ------------    ------------    ------------
Balance at April 1, 1997                             --             --      2,630,378    $      2,630    $  1,090,493
Issuance of common stock for cash,
  net of related costs of $184,500                   --             --      3,940,000           3,940       1,781,560
Retirement of treasury stock                         --             --       (218,100)           (218)       (204,492)
Conversion of Series A convertible
  preferred stock into common
  stock                                              --             --          2,953               3          15,356
Series A convertible preferred
  stock dividend                                     --             --             --              --              --
Net loss before preferred
  stock dividend                                     --             --             --              --              --
                                           ------------   ------------   ------------    ------------    ------------

Balance at March 31, 1998                            --             --      6,355,231           6,355       2,682,917
Adjustments to common stock                          --             --          2,212               2              (2)
Issuance of Series B convertible
  preferred stock for cash                      765,000          7,650             --              --          68,850
Issuance of Series B convertible
  preferred stock for services
  rendered                                       60,000            600             --              --           5,400
Conversion of Series A convertible
  preferred stock into common stock                  --             --         12,525              13          81,255
Series A convertible preferred
  stock dividend                                     --             --             --              --              --
Net loss before preferred
  stock dividend                                     --             --             --              --              --
                                           ------------   ------------   ------------    ------------    ------------

Balance at December 31, 1998                    825,000          8,250      6,369,968           6,370       2,838,420
Issuance of common stock for
  interest and services rendered                     --             --         55,000              55          57,664
Issuance of common stock for
  indebtedness                                       --             --        208,738             209         252,973
Issuance of common stock for
  cash, net of offering costs                        --             --      5,875,835           5,876       4,248,360
Conversion of Series A convertible
  preferred stock into common stock                  --             --          3,586               3          24,527
Series A convertible stock dividends                 --             --             --              --              --
Net loss before preferred stock dividend             --             --             --              --              --
                                           ------------   ------------   ------------    ------------    ------------

Balance at December 31, 1999                    825,000   $      8,250     12,513,127    $     12,513    $  7,421,944
                                           ============   ============   ============    ============    ============


                                                  Treasury Stock
                                           ----------------------------    Accumulated
                                              Shares          Amount         Deficit          Total
                                           ------------    ------------    ------------    ------------
Balance at April 1, 1997                       (218,100)   $(   204,710)   $( 2,449,389)   $( 1,560,976)
Issuance of common stock for cash,
  net of related costs of $184,500                   --              --              --       1,785,500
Retirement of treasury stock                    218,100         204,710              --              --
Conversion of Series A convertible
  preferred stock into common
  stock                                              --              --              --          15,359
Series A convertible preferred
  stock dividend                                     --              --         (60,067)        (60,067)
Net loss before preferred
  stock dividend                                     --              --        (203,798)       (203,798)
                                           ------------    ------------    ------------    ------------

Balance at March 31, 1998                            --              --      (2,713,254)        (23,982)
Adjustments to common stock                          --              --              --              --
Issuance of Series B convertible
  preferred stock for cash                           --              --              --          76,500
Issuance of Series B convertible
  preferred stock for services
  rendered                                           --              --              --           6,000
Conversion of Series A convertible
  preferred stock into common stock                  --              --              --          81,268
Series A convertible preferred
  stock dividend                                     --              --         (44,642)        (44,642)
Net loss before preferred
  stock dividend                                     --              --        (402,951)       (402,951)
                                           ------------    ------------    ------------    ------------

Balance at December 31, 1998                         --              --      (3,160,847)       (307,807)
Issuance of common stock for
  interest and services rendered                     --              --              --          57,719
Issuance of common stock for
  indebtedness                                       --              --              --         253,182
Issuance of common stock for
  cash, net of offering costs                        --              --              --       4,254,236
Conversion of Series A convertible
  preferred stock into common stock                  --              --              --          24,530
Series A convertible stock dividends                 --              --         (57,172)        (57,172)
Net loss before preferred stock dividend             --              --      (1,112,336)     (1,112,336)
                                           ------------    ------------    ------------    ------------

Balance at December 31, 1999                         --    $         --    $( 4,330,355)   $  3,112,352
                                           ============    ============    ============    ============


                See accompanying notes to financial statements.

                   CORNICHE GROUP INCORPORATED AND SUBSIDIARY

                            STATEMENTS OF CASH FLOWS

                                                                             For the Year    For the Nine    For the Year
                                                                                Ended        Months Ended        Ended
                                                                             December 31,    December 31,      March 31,
                                                                                 1999            1998            1998
                                                                             ------------    ------------    ------------
                                                                            (Consolidated)  (Consolidated)
Cash flows from operating activities:
  Net loss                                                                   $ (1,169,508)   $   (447,593)   $   (263,865)
                                                                             ------------    ------------    ------------
  Adjustments to reconcile net loss to
      net cash used in operating activities:
    Common shares and Series B preferred
      shares issued for interest expense
      and for services rendered                                                    57,719           6,000              --
    Series A preferred stock dividends                                             57,172          44,642          60,067
    Depreciation and amortization                                                  82,338           3,435             388
    Unearned revenues                                                             298,801              --              --
    Increase (decrease) in cash flows as
        a result of changes in asset and liability account balances net of effects from purchase of Stamford Insurance Company, Ltd.:
      Deferred acquisition costs                                                  (41,946)             --              --
      Prepaid expenses and other receivables                                      (71,622)            179             821
      Other assets                                                                     --         (12,525)             --
      Accounts payable, accrued expenses
        and other current liabilities                                             422,929          82,729         (67,014)
                                                                             ------------    ------------    ------------
  Total adjustments                                                               805,391         124,460          (5,738)
                                                                             ------------    ------------    ------------

Net cash used in operating activities                                            (364,117)       (323,133)       (269,603)
                                                                             ------------    ------------    ------------

Cash flows from investing activities:
  Investment in marketable securities                                          (2,105,144)       (628,175)             --
  Acquisition of property assets                                                 (442,157)        (25,745)             --
  Acquisition of subsidiary                                                            --         (37,000)             --
                                                                             ------------    ------------    ------------
Net cash used in investment activities                                         (2,547,301)       (690,920)             --
                                                                             ------------    ------------    ------------

Cash flows from financing activities:
  Net proceeds from issuance
    of capital stock                                                            4,254,236          76,500       1,785,500
  Net proceeds from long-term debt                                                 89,264              --              --
  Payments of capital lease obligations                                            (3,922)         (3,995)             --
  Net repayments of notes payable                                                      --              --        (400,000)
                                                                             ------------    ------------    ------------
Net cash provided by financing activities                                       4,339,578          72,505       1,385,500
                                                                             ------------    ------------    ------------

Net increase (decrease) in cash                                                 1,428,160        (941,548)      1,115,897

Cash balance acquired with
  purchase of subsidiary                                                               --          18,797              --

Cash and cash equivalents
  at beginning of period                                                          206,313       1,129,064          13,167
                                                                             ------------    ------------    ------------

Cash and cash equivalents
  at end of period                                                           $  1,634,473    $    206,313    $  1,129,064
                                                                             ============    ============    ============


                See accompanying notes to financial statements.

                   CORNICHE GROUP INCORPORATED AND SUBSIDIARY

                                              For the Year   For the Nine   For the Year
                                                  Ended      Months Ended      Ended
                                              December 31,   December 31,     March 31,
                                                  1999           1998           1998
                                              ------------   ------------   ------------
                                             (Consolidated) (Consolidated)
Supplemental Disclosures of Cash
    Flow Information:
  Cash paid during the period

    Income taxes                              $         --   $         --   $         --
                                              ============   ============   ============

    Interest                                  $     35,193   $        886   $      4,181
                                              ============   ============   ============


Supplemental Schedules of Noncash
    Investing and Financing Activities:

  Issuance of common stock for interest       $     27,719   $         --   $         --
                                              ============   ============   ============

  Issuance of preferred and common
    stock for services rendered               $     30,000   $      6,000   $         --
                                              ============   ============   ============

  Property assets acquired under
    capital lease obligations                 $         --   $     17,806   $         --
                                              ============   ============   ============

  Net accrual of dividends on
    Series A preferred stock                  $     51,353   $     28,517   $     60,067
                                              ============   ============   ============

  Series A preferred stock and
    dividends thereon converted to
    common stock and additional
    paid-in capital upon conversion           $     24,530   $     81,268   $     15,359
                                              ============   ============   ============

  Issuance of common stock for indebtedness   $    253,182   $         --   $         --
                                              ============   ============   ============


                See accompanying notes to financial statements.

                   CORNICHE GROUP INCORPORATED AND SUBSIDIARY

                          NOTES TO FINANCIAL STATEMENTS

                      AS AT DECEMBER 31, 1999 AND 1998 AND
                     FOR THE YEARS ENDED DECEMBER 31, 1999,
                 FOR THE NINE MONTHS ENDED DECEMBER 31, 1998 AND
                        FOR THE YEAR ENDED MARCH 31, 1998








NOTE 1 - THE COMPANY.

                  Corniche Group Incorporated (hereinafter referred to as the "Company" or "CGI") as a result of a reverse acquisition with Corniche Distribution Limited and its Subsidiaries ("Corniche"), was engaged in the retail sale and wholesale distribution of stationery products and related office products, including office furniture, in the United Kingdom. In February 1996, the Company was placed in receivership by its creditors. Through March 1998, the Company had no activity.

                  On March 4, 1998, the Company entered into a Stock Purchase Agreement ("Agreement"), approved by the Company's stockholders on May 18, 1998, with certain individuals (the "Initial Purchasers") whereby the Initial Purchasers acquired an aggregate of 765,000 shares of a newly created Series B Convertible Redeemable Preferred Stock, par value $0.01 per share. Thereafter the Initial Purchasers have been endeavoring to establish for the Company new business operations in the property and casualty specialty insurance and the service contract markets.

                  On September 30, 1998, the Company acquired all of the capital stock of Stamford Insurance Company, Ltd. ("Stamford") from Warrantech Corporation for $37,000 in cash in a transaction accounted for as a purchase. Warrantech's chairman is the former chairman of the Company. Stamford was charted under the Laws of, and is licensed to conduct business as an insurance company by, the Cayman Islands. Although Stamford has incurred expenses since its inception, it first generated revenues in the fourth quarter of 1999.

                  The unaudited consolidated combined results of operations, on a pro forma basis as though Stamford has been acquired at the beginning of each period, is as follows:

                     For the Nine    For the Years
                     Months Ended       Ended
                     December 31,      March 31,
                         1998            1998
                     ------------    ------------
Net sales            $         --    $         --
                     ------------    ------------

Costs and expenses        511,335         232,824
                     ------------    ------------

Net loss             $   (527,991)   $   (268,321)
                     ============    ============

Net loss per share   $      (0.08)   $      (0.05)
                     ============    ============

                  At December 31, 1999 and 1998, Stamford's total net assets consisted of the following:

                                         December 31,
                                 ---------------------------
                                     1999           1998
                                 ------------   ------------
Assets:
  Cash and equivalents           $    384,849   $    155,806
  Deferred acquisition costs           35,568             --
  Licenses, net of accumulated
    depreciation                       16,777         17,997
                                 ------------   ------------
                                      437,194        173,803

Liabilities:
  Current liabilities                   5,021            879
  Unearned premiums                   288,086             --
                                 ------------   ------------
                                      293,107            879
                                 ------------   ------------

Net assets                       $    144,087   $    172,924
                                 ============   ============


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES.

           (a) Basis of Presentation:

                  On February 4, 1999, the Board of Directors approved a resolution to change the Company's fiscal year-end from March 31, to December 31. The accompanying financial statements as at and for the year ended December 31, 1999 reflect the consolidated financial position and consolidated results of operations and cash flows of the Company and its wholly-owned subsidiary, Stamford, for the year ended December 31, 1999.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES.

                  The financial statements as at and for the nine months ended December 31, 1999 reflect the consolidated financial position and consolidated results of operations and cash flows of the Company for the nine months ended December 31, 1998 and its wholly-owned subsidiary from its acquisition on September 30, 1998 to December 31, 1998. The financial statements for the year ended March 31, 1998 reflect the financial position and results of operations and cash flows of the Company for the year then ended. All material intercompany transactions have been eliminated in consolidation.

           (b) Cash Equivalents:

                  Short-term cash investments which have a maturity of ninety days or less when purchased are considered cash equivalents in the statement of cash flows.

           (c) Estimates:

                  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

           (d) Concentrations of Credit-Risk:

                  Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and marketable securities. The Company places it domestic operations cash accounts with high credit quality financial institutions which at times may be in excess of the FDIC insurance limit. The Company's subsidiary places its cash in the Cayman Island subsidiaries of domestic banks whose net worth exceeds $100,000,000. The Company's marketable securities are primarily comprised of investments in municipal bank funds. The Company employs the services of an investment advisor to assist in monitoring its investments.

           (e) Marketable Securities:

                  Marketable securities are classified as trading securities and are reported at market value at December 31, 1999 and 1998 which approximates cost.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES.

                  The cost of property and equipment is depreciated over the estimated useful lives of the related assets of 5 to 7 years. The cost of computer software programs is amortized over their estimated useful lives of five years. Depreciation is computed on the straight-line method. Repairs and maintenance expenditures which do not extend original asset lives are charged to income as incurred.

           (g) Intangibles:

                  The excess of the purchase price for the capital stock of Stamford over the net assets acquired has been attributed to the subsidiary's license to conduct business as an insurance carrier in the Cayman Islands. Amortization charged to operations in fiscal 1999 was $1,220 and in the nine months ended December 31, 1998 was $305.

           (h) Income Taxes:

                  The Company adopted SFAS 109, "Accounting for Income Taxes", which recognizes (a) the amount of taxes payable or refundable for the current year and, (b) deferred tax liabilities and assets for the future tax consequences of events that have been recognized in an enterprise's financial statement or tax returns. There is no difference as to financial and tax basis of assets and liabilities.

           (i) Fair Value of Financial Statements:

                  The Company adopted Statement of Financial Accounting Standards No. 121 ("SFAS No. 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of". The statement requires that the Company recognizes and measures impairment losses of long-lived assets, certain identifiable intangibles, value long-lived assets to be disposed of and long-term liabilities. At December 31, 1999 and 1998, the carrying values of the Company's other assets and liabilities approximate their estimated fair values.

           (j) Advertising Costs:

                  The Company expenses advertising costs as incurred. Advertising costs amounted to $252,983 in fiscal 1999 and none for the nine months ended December 31, 1998 and year ended March 31, 1998.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES.

           (k) Earnings Per Share:

                  The Company adopted Statement of Financial Accounting Standards No. 128, "Earnings Per Share," in the year ended March 31, 1998. Basic earnings per share is based on the weighted effect of all common shares issued and outstanding, and is calculated by dividing net income available to common stockholders by the weighted average shares outstanding during the period. Diluted earnings per share, which is calculated by dividing net income available to common stockholders by the weighted average number of common shares used in the basic earnings per share calculation plus the number of common shares that would be issued assuming conversion of all potentially dilutive securities outstanding, is not presented as it is anti-dilutive in all periods.

           (l) Recently Issued Accounting Pronouncements:

                  The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130 - "Reporting Comprehensive Income", No. 131 - "Disclosures about Segments of an Enterprise and Related Information", No. 132 - "Employer's Disclosures about Pension and Other Postretirement Benefits" and No. 133 - "Accounting for Derivative Instruments and Hedging Activities". Management does not believe that the effect of implementing these new standards will be material to the Company's financial position, results of operations and cash flows.

           (m) Revenue Recognition:

                  Stamford is a property and casualty reinsurance company writing reinsurance coverages for one domestic carrier's consumer products service contracts. The domestic carrier is rated "A-" Excellent by A.M. Best.

                  Premiums are recognized on a pro rata basis over the policy term. The deferred policy acquisition costs are the net cost of acquiring new and renewal insurance contracts. These costs are charged to expense in proportion to net premium revenue recognized.

                  The provisions for losses and loss-adjustment expenses includes an amount determined from loss reports on individual cases and an amount, based on past experience for losses incurred but not reported. Such liabilities are necessarily based on estimates, and while management believes that the amount is adequate, the ultimate liability may be in excess of or less than the amounts provided. The methods for making such estimates and for estimates and for establishing the resulting liability are continually reviewed, and any adjustments are reflected in earnings currently.

                  The parent company sells via the Internet directly to consumers automotive vehicle services contracts. The Company recognizes revenue ratably over the length of the contract. The Company purchases insurance to fully cover any losses under the service contracts from the domestic carrier referred to above. The insurance premium and other costs related to the sale are amortized over the contract.

NOTE 3 - PROPERTY AND EQUIPMENT.

                             Property and equipment consists of the following:

                                              December 31,
                                      ---------------------------
                                          1999           1998
                                      ------------   ------------
Computer equipment                    $    116,660   $      3,906
Furniture and fixtures                      23,266         23,266
Computer software                          582,585             --
                                      ------------   ------------
                                           722,511         27,172
Less:  Accumulated depreciation             77,896          2,713
                                      ------------   ------------
                                           644,615         24,459
                                      ------------   ------------

Lease property under capital lease:
  Office equipment                          17,806         17,806
Less:  Accumulated depreciation              7,419          1,484
                                      ------------   ------------
                                            10,387         16,322
                                      ------------   ------------

                                      $    655,002   $     40,781
                                      ============   ============

                  Depreciation and amortization charged to operations was $81,118, $3,130 and $388, for the year ended December 31, 1999, for the nine months ended December 31, 1998 and for the year ended March 31, 1998, respectively.

                  The estimated present value of the capital lease obligations at December 31, 1999 reflects imputed calculated at 12.7% and 19.32%. The obligations are payable in equal monthly installments through January 2002 as follows:

        Years Ending
        December 31,
        ------------
            2000                 $  7,115
            2001                    5,181
            2002                      317
                                 --------
                                   12,613
Amount representing interest        2,630
                                 --------

Present value of minimum
  lease payments                    9,983
Present value of minimum lease
  payments due within one year      5,392
                                 --------

Present value of minimum lease
  payments due after one year    $  4,591
                                 ========

                  The aggregate maturities of the present value of the minimum lease obligations is as follows:

       Years Ending
       December 31,
       ------------
           2000            $5,392
           2001             4,294
           2002               297
                           ------

                           $9,983
                           ======

NOTE 4 - ACCOUNTS PAYABLE, ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES.

                  Accounts payable, accrued expenses and other current liabilities consist of the following at:

                                             December 31,
                                     ---------------------------
                                         1999           1998
                                     ------------   ------------
Accrued offering costs               $    419,120   $         --
Accrued professional fees                  41,534         80,000
Advertising                                69,427             --
Other                                      26,789         11,956
Due to related party (see Note 10)             --         41,985
Accrued claims losses                       5,000             --
                                     ------------   ------------

                                     $    556,870   $    133,941
                                     ============   ============

NOTE 5 - NOTES PAYABLE.

                  During the period January 1997 through April 30, 1997, the Company engaged in a private offering of securities pursuant to Rule 506 of Regulation D of the Securities Act of 1993, as amended. The offering consists of up to 19 units being sold at an offering price of $25,000 per unit. Each unit consists of one $25,000 face amount 90-day, 8% promissory note and one redeemable common stock purchase warrant to purchase 60,000 shares of the Company's common stock at a price of $.50 per share during a period of three years from issuance. The offering of up to $475,000 was conducted on a "best efforts" basis through Robert M. Cohen & Co. ("RMCC"). In connection with such offering, RMCC was paid sales commissions equal to 10% of the purchase price of each unit sold or $2,500 per unit.

                  The notes payable relating to the above offering were paid in full and the warrants were simultaneously redeemed during the year ended March 31, 1998 with funds generated from the sale of stock (see
           Note 8).

                  In October 1999 the Company sold to accredited investors 10 units of its promissory notes and common stock for $25,025 each. Each unit was comprised of a 5% interest bearing $25,000 note and 25,000 shares. The variance between the fair market value of the 25,000 common shares issued in the aggregate of $27,969 and the cash received of $250 was deemed to be additional interest and was charged to operations over the life of the notes. The notes were repaid in full in December 31, 1999. At December 31, 1999, accrued interest on the notes of $3,025 remained outstanding and was repaid in January, 2000. The effective weighted average interest rate of the notes during the period they were outstanding was 49.2%.

NOTE 6 - LONG-TERM DEBT.

                  Long-term debt consists of the following at December 31, 1999 and 1998:

                                                  1999           1998
                                              ------------   ------------
Capital lease obligations (see Note 3)        $      9,983   $     13,911

Note payable - bank - in equal monthly
  installments of $2,043 including interest
  at 8-3/4%. The notes are collateralized
  by computer equipment having an
  undepreciated cost of $78,927                     89,270             --
                                              ------------   ------------

                                                    99,253         13,911
Portion payable within one year                     22,662          4,649
                                              ------------   ------------

                                              $     76,591   $      9,262
                                              ============   ============

                         The aggregate maturities of the obligations is as follows:

         Years Ending
         December 31,
         ------------
             2000           $22,662
             2001            23,459
             2002            20,616
             2003            22,525
             2004             9,991
                            -------

                            $99,253
                            =======

NOTE 7 - SERIES A CONVERTIBLE PREFERRED STOCK.

                  In connection with the settlement of a securities class action litigation in 1994, the Company issued 1,000,000 shares of Series A $0.07 Convertible Preferred Stock (the "Series A Preferred Stock") with an aggregate value of $1,000,000. The following summarizes the terms of Series A Preferred Stock as more fully set forth in the Certificate of Designation. The Series A Preferred Stock has a liquidation value of $1 per share, is non-voting and convertible into common stock of the Company at a price of $5.20 per share. Holders of Series A Preferred Stock are entitled to receive cumulative cash dividends of $0.07 per share, per year, payable semi-annually. Until November 30, 1999 the Series A Preferred Stock was callable by the Company at a price of $1.04 per share, plus accrued and unpaid dividends, and thereafter at a price of $1.05 per share, plus accrued and unpaid dividends. In addition, if the closing.

           price of the Company's common stock exceeds $13.80 per share for a period of 20 consecutive trade days, the Series A Preferred Stock is callable by the Company at a price equal to $0.01 per share, plus accrued and unpaid dividends. The Certificate of Designation for the Series A Preferred Stock also states that at any time after December 1, 1999 the holders of the Series A Preferred Stocks may require the Company to redeem their shares of Series A Preferred Stock (if there are funds with which the Company may do so) at a price of $1.00 per share. Notwithstanding any of the foregoing redemption provisions, if any dividends on the Series A Preferred Stock are past due, no shares of Series A Preferred Stock may be redeemed by the Company unless all outstanding shares of Series A Preferred Stock are simultaneously redeemed. During the year ended December 31, 1999, 18,711 shares of Series A Preferred Stock were converted into 3,586 shares of common stock. During the nine months ended December 31, 1998, 65,143 shares of the Series A Preferred Stock were converted into 12,525 shares of common stock. During the year ended March 31, 1998, holders of 15,359 shares of the Series A Preferred Stock converted such shares into 2,953 shares of the Company's common stock. At December 31, 1999, 810,054 shares of Series A Preferred Stock were outstanding, and accrued dividends on these outstanding shares are $288,334.

NOTE 8 - STOCKHOLDER'S EQUITY.

           (a) Series B Convertible Redeemable Preferred Stock:

                  On March 4, 1998, the Company entered into a Stock Purchase Agreement ("Agreement"), approved by the Company's stockholders on May 18, 1998, with certain individuals (the "Initial Purchasers") whereby the Initial Purchasers and two other persons acquired an aggregate of 825,000 shares of a newly created Series B Convertible Redeemable Preferred Stock ("Series B Stock"), par value $0.01 per share.

                  Pursuant to the Agreement and subsequent transactions, the Initial Purchasers acquired 765,000 shares of Series B Stock for $76,500 in cash. The Company incurred certain legal expenses of the Initial Purchasers equaling approximately $50,000 in connection with the transaction. In addition, the Company issued 50,000 shares of Series B Stock to a consultant as compensation valued at $5,000 for his assistance to the Company in the identification and review of business opportunities and this transaction and for his assistance in bringing the transaction to fruition. Additionally, the Company issued 10,000 shares of Series B Stock to James Fyfe as compensation valued at $1,000 for his work in bringing this transaction to fruition. These issuances diluted the voting rights of the then existing stockholders by approximately 57%. The total authorized shares of Series B Convertible Redeemable Preferred Stock are 825,000.

                  The following summarizes the terms of the Series B Stock whose terms are more fully set forth in the Certificate of Designation. The Series B Stock carries a zero coupon and each share of the Series B Stock is convertible into ten shares of the Company's common stock. The holder of a share of the Series B Stock is entitled to ten times any dividends paid on the common stock and such stock has ten votes per share and vote as one class with the common stock. Accordingly, the Initial Purchasers have sufficient voting power to elect all of the Board of Directors. However, the Initial Purchasers are required to vote in favor of Mr. Fyfe or his designee as a director of the Corporation through June 30, 2000.

                  The holder of any share of Series B Convertible Redeemable Preferred Stock has the right, at such holder's option (but not if such share is called for redemption), exercisable on or after September 30, 2000, to convert such share into ten (10) fully paid and non-assessable shares of common stock (the "Conversion Rate"). The Conversion Rate is subject to adjustment as stipulated in the Agreement. Upon liquidation, the Series B Stock would be junior to the Corporation's Series A Preferred Stock and would share ratably with the common stock with respect to liquidating distributions.

                  Since, the Company raised in excess of $2,500,000 in fiscal 1999 from the sale of its common shares and the Company's common shares maintained a minimum closing bid price in excess of $2.00 per shares for 10 consecutive trading days, then the Company's right, pursuant to the terms of the Agreement and the Certificate of Designation to repurchase or redeem such shares of Series B Stock from the holders for total consideration of $0.10 per share was eliminated.

           (b) Common Stock:

                  On May 15, 1997, the Company commenced a private securities offering pursuant to Rule 506 of Regulation D of the Securities Act of 1933, as amended, of up to 400 units, each unit consisting of 10,000 shares of common stock being offered at a price of $5,000 per unit. The Company used a placement agent for such offering who received a sales commission equal to 10% of the offering price of each unit sold. In connection with the offering, 369 units were sold for gross receipts of $1,845,000 from which the agent was paid a commission $184,500 for net of $1,660,500 to the Company.

                  In March 1998, the Company sold 250,000 shares of common stock at $.50 per share realizing $125,000.

                  The stockholders at the annual meeting held on May 18, 1998, approved the reduction of the par value of the common stock from $0.10 per share to $0.001 per share.

                  Commencing in May 1999 through July 1999, the Company sold 688,335 shares of its common stock to accredited investors for $538,492 net of offering costs. In December 1999, accredited investors purchased 5,187,500 shares of the Company's common stock for $3,715,744, net of offering costs. Through February 15, 2000, additional investors acquired 1,676,250 shares of the Company's common stock for approximately $1,206,000, net of offering costs.

                  The Company in 1999 issued 5,000 shares of its common stock whose fair value was $5,000 to its President as a signing bonus which was charged to operations at the time of issuance. The Company also issued in 1999, 25,000 shares of its common stock whose fair value was $25,000 at the date of issuance to a public relations consultant for future services. The arrangement with the consultant was terminated in 1999 and the fair value of the shares was charged to operations in 1999.

           (c) Warrants:

                  The Company has issued common stock purchase warrants from time to time to investors in private placements, certain vendors, underwriters, and directors and officers of the Company.

                  A total of 101,308 shares of common stock are reserved for issuance upon exercise of warrants as of December 31, 1998 and March 31, 1998. Of these outstanding warrants, warrants for 9,375 common shares at $46.40 per share expired in April 1999. The remaining warrants to acquire 91,933 common shares at exercise prices ranging from $3.20 to $8.10 per share were granted in March 1995 to certain directors, officers and employees who converted previously outstanding stock options under the 1986 Plan into warrants on substantially the same terms as the previously held stock options, except the warrants were immediately vested. During fiscal 1999, warrants to acquire 22,308 common shares at prices ranging from $3.90 to $46.40 per share expired. No warrants were exercised during any of the periods presented. A total of 79,000 shares of common stock are reserved for issuance upon exercise of outstanding warrants as of December 31, 1999 at prices ranging from $3.20 to $27.50 and expiring through October 2004.

           (d) Stock Option Plans:

                  The Company has two stock option plans. The 1998 Stock Option Plan provides for the grant of options to purchase shares of the Company's common stock to employees. The 1992 Stock Option Plan provides for the grant of options to directors.

                  In April 1992, the Company adopted the 1992 Stock Option Plan to provide for the granting of options to directors. According to the terms of this plan, each director is granted options to purchase 1,500 shares each year. The maximum amount of the Company's common stock that may be granted under this plan is 20,000 shares. Options are exercisable at the fair market value of the common stock on the date of grant and have five year terms.

                  Under the 1998 Plan, the maximum aggregate number of shares which may be issued under options is 300,000 shares of common stock. The aggregate fair market value (determined at the time the option is granted) of the shares for which incentive stock options are exercisable for the first time under the terms of the 1998 Plan by any eligible employee during any calendar year cannot exceed $100,000. The option exercise price of each option is 100% of the fair market value of the underlying stock on the date the options are granted, except that no option will be granted to any employee who, at the time the option is granted, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Corporation or any subsidiary unless (a) at the time the options are granted, the option exercise price is at least 110% of the fair market value of the shares of common stock subject to the options and
           (b) the option by its terms is not exercisable after the expiration of five years from the date such option is granted.

                  The 1998 Plan is administered by a committee of disinterested directors of the Board of Directors of the Corporation ("Option Committee"). In 1999, options to acquire 100,000 common shares at $1.00 per share were granted to an officer and an option to acquire 25,000 common shares at $0.6875 per share was issued to a consultant were granted under the 1998 Plan. In May 1997, a director was granted an option to acquire 1,500 common shares at $0.3125 per share were granted under the 1992 Plan.

                  Information with respect to options under the 1992 and 1998 Stock Option Plans is summarized as follows:

                                                                   For the Nine
                               For the Year Ended                  Months Ended                    For the Year Ended
                               December 31, 1999                 December 31, 1998                   March 31, 1998
                        -------------------------------   -------------------------------   -------------------------------
                            Shares           Prices           Shares           Prices           Shares           Prices
                        --------------   --------------   --------------   --------------   --------------   --------------
Outstanding at
  beginning of period            3,000   $0.31 to $0.41            3,000   $  .31 to $.41            1,500   $         0.41
Granted                        125,000   $0.69 to $1.00               --               --            1,500   $         0.31
Converted                           --               --               --               --               --               --
Expired                             --               --               --               --               --               --
Exercised                           --               --               --               --               --               --
                        --------------   --------------   --------------   --------------   --------------   --------------

Outstanding at
  end of period                128,000   $0.31 to $1.00            3,000   $  .31 to $.41            3,000   $  .31 to $.41
                        ==============   ==============   ==============   ==============   ==============   ==============

                  Outstanding options expire 90 days after termination of holder's status as employee or director. At December 31, 1999 and 1998, options to acquire 3,000 common shares were exercisable at prices ranging from $0.31 to $0.41 per share. The Company has 332,000 shares available for grant under all plans.

                  All options were granted at an exercise price equal to the fair value of the common stock at the grant date. Therefore, in accordance with the provisions of APB Opinion No. 25 related to fixed stock options, no compensation expense is recognized with respect to options granted or exercised. Under the alternative fair-value based method defined in SFAS No. 123, the fair value of all fixed stock options on the grant date would be recognized as expense over the vesting period. Assuming the fair market value of the stock at the date of grant to be $.3125 per share in May 1996, $.40625 per share in May 1997, $.6875 in January 1999 and $1.00 per share in September 1999, the life of the options to be from three to ten years, the expected volatility at 200%, expected dividends are none, and the risk-free interest rate of 10%, the Company would have recorded compensation expense of $7,750 for the year ended December 31, 1999 as calculated by the Black-Scholes option pricing model. As such, pro-forma net loss and loss per share would be as follows:

Net loss as reported         $ (1,169,508)
Additional compensation             7,750
                             ------------

Adjusted net loss            $ (1,177,258)
                             ============

Loss per share as reported   $      (0.17)
                             ============

Adjusted loss per share      $      (0.17)
                             ============

                  As the number of options granted at December 31, 1998 and March 31, 1998 is immaterial, recognizing the expense would not have a material effect on the Company's financial statements for the nine months ended December 31, 1998 and the year ended March 31, 1998.

NOTE 9 - INCOME TAXES.

                  The Company has received permission from the Internal Revenue Service to change its taxable year-end from March 31, to December 31, effective with the December 31, 1998 period.

                  The differences between income taxes computed using the statutory federal income tax rate and that shown in the financial statements are summarized as follows:

                                                                      For the Nine
                                   For the Year Ended                 Months Ended                For the Year Ended
                                    December 31, 1999               December 31, 1998               March 31, 1998
                              ----------------------------    ----------------------------   ----------------------------
                                     (Consolidated)                   Consolidated
Loss before income taxes
  and preferred dividend      $ (1,112,336)         %         $   (402,951)         %        $   (203,798)         %
                              ============    ------------    ============    ------------   ============    ------------

Computed tax benefit at
  statutory rate              $   (378,000)          (34.0)   $   (137,000)          (34.0)  $    (69,300)          (34.0)

Compensatory element of
  common stock issuances            19,600             1.8              --              --             --              --

Foreign subsidiary loss not
  subject to U.S. taxes              9,800             0.9             300              --             --              --

Net operating loss
  valuation reserve                348,600            31.3         136,700            34.0         69,300            34.0
                              ------------    ------------    ------------    ------------   ------------    ------------

Total tax benefits            $         --              --    $         --              --   $         --              --
                              ============    ============    ============    ============   ============    ============


                  There are no significant differences between the financial statement and tax basis of assets and liabilities and, accordingly, no deferred tax provision/benefit is required.

                  The Tax Reform Act of 1986 enacted a complex set of rules limiting the utilization of net operating loss carryforwards to offset future taxable income following a corporate ownership change. The Company's ability to utilize its NOL carryforwards is limited following a change in ownership in excess of fifty percentage points during any three year period. Upon receipt of the proceeds from the last foreign purchasers of the Company's common stock in January 2000, common stock ownership changed in excess of 50% during the three year period then ended. The utilization of the Company's net operating loss carryforward at December 31, 1999 of $2,063,000 was not negatively impacted by this ownership change. The future tax benefit of the net operating loss carryforward aggregated $701,000 at December 31, 1999 has been fully reserved as it is not more likely than not that the Company will be able to use the operating loss in the future.

NOTE 10 - COMMITMENTS, CONTINGENCIES AND OTHER.

           (a) Leases:

                  Commencing in August 1998, the Company entered into short-term operating leases for its general office space and certain office equipment. Prior to August 1998, the Company did not incur rent expense as it was inactive. Rent expense charged to operations for the year ended December 31, 1999 and for the nine months ended December 31, 1998 was $63,162 and $23,000 and none for the year ended March 31, 1998. Future minimum annual rent commitments under operating leases as of December 31, 1999 are as follows:

       Years Ending
       December 31,
       ------------
            2000               $54,000
            2001                33,000
            2002                 3,000
                               -------

       Total minimum
       annual rentals          $90,000
                               =======

         (b) Web Site:

                  At December 31, 1998, a liability in the amount of $41,985 was owed to Warrantech Corporation, an affiliate, for expenses associated with a Web Site that were incurred by the Company. They are included in accounts payable, accrued expenses and other current liabilities in the accompanying financial statements. The affiliate had paid the vendors on the Company's behalf for their services.

           (c) Investment Contract:

                  The Corporation has entered into an investment advisory agreement with AIG Global Investment Corporation ("AIG") under which AIG will function as investment advisor and manager of all the Corporation's investable assets. AIG provides management services to all affiliated insurance companies of American International Group and other third-party institutions on a world-wide basis.

           (d) Year 2000:

                  Although the Company has had limited operations through December 31, 1999, it recognized the need to ensure that its operations will not be adversely effected by Year 2000 software or hardware failures. The Company in developing its software and hardware made certain that all its systems were compliant with Year 2000 requirements. The Company has not experienced any adverse computer hardware or software effect to date. If, despite the Company's effects under its Year 2000 related failures affecting the Company from outside sources, management at the present time does not believe the impact will be substantial.

                   CORNICHE GROUP INCORPORATED AND SUBSIDIARY

                                   SCHEDULE II

                        VALUATION AND QUALIFYING ACCOUNTS


                   Col. A                          Col. B                Col. C                 Col. D         Col. E
                   ------                       ------------   ---------------------------   ------------   ------------
                                                                        Additions
                                                               ---------------------------
                                                   Balance      Charged to    Acquisition                     Balance
                                                  Beginning     Costs and          of         Deductions     at end of
                                                  of Period      Expenses     Subsidiaries     Describe        Period
                                                ------------   ------------   ------------   ------------   ------------
For the year ended March 31, 1998:
  Reserve against notes receivable in default   $     75,000   $         --   $         --   $         --   $     75,000


For the nine months ended December 31, 1998:
  Reserve against notes receivable in default         75,000             --             --             --         75,000


For the year ended December 31, 1999:
  Reserve against notes receivable in default         75,000             --             --             --         75,000

                   CORNICHE GROUP INCORPORATED AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEETS
                                   (Unaudited)







                                     ASSETS


                                                June 30,     December 31,
                                                  2000           1999
                                              ------------   ------------
Current assets:
  Cash and equivalents                        $  1,082,014   $  1,639,473
  Marketable securities                          3,765,618      2,733,319
  Prepaid expenses and other current assets        276,340         71,622
                                              ------------   ------------
        Total current assets                     5,123,972      4,444,414

Property and equipment, net                        579,055        655,002
Deferred acquisition costs                          32,161         41,946
License, net of accumulated amortization            16,167         16,777
Other assets                                        12,525         12,525
                                              ------------   ------------

                                              $  5,763,880   $  5,170,664
                                              ============   ============



                 See accompanying notes to financial statements.

                   CORNICHE GROUP INCORPORATED AND SUBSIDIARY

                                   (Unaudited)

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                                June 30,      December 31,
                                                                                  2000            1999
                                                                              ------------    ------------
Current liabilities:
  Dividends payable - preferred stock                                         $    271,742    $    288,334
  Accounts payable, accrued expenses
    and other current liabilities                                                  203,903         561,870
  Current portion of long-term debt                                                 23,689          22,662
                                                                              ------------    ------------
        Total current liabilities                                                  499,334         872,866
                                                                              ------------    ------------

Unearned revenues                                                                  587,766         298,801
                                                                              ------------    ------------

Long-term debt                                                                      64,116          76,591
                                                                              ------------    ------------

Series A Convertible Preferred Stock: Series A $0.07 cumulative convertible preferred stock - stated value - $1.00 per share, authorized - 1,000,000 shares, outstanding - 694,974 shares at June 30, 2000 and
  810,054 shares at December 31, 1999                                              694,974         810,054
                                                                              ------------    ------------

Convertible Redeemable Preferred Stock,
    Common Stock, Other Stockholders'
    Equity and Accumulated Deficit:
  Preferred stock - authorized - 5,000,000 shares Series B convertible redeemable preferred stock, $0.1 par value, authorized, issued
    and outstanding - 825,000 shares                                                 8,250           8,250
  Common stock, $.001 par value, authorized -
    75,000,000 shares, issued and outstanding -
    14,222,971 shares at June 30, 2000 and
    12,513,127 shares at December 31, 1999                                          14,223          12,513
  Additional paid-in capital                                                     8,806,734       7,421,944
  Accumulated deficit                                                           (4,911,517)     (4,330,355)
                                                                              ------------    ------------

        Total convertible redeemable preferred stock,
          common stock, other stockholders' equity                               3,917,690       3,112,352
                                                                              ------------    ------------

                                                                              $  5,763,880    $  5,170,664
                                                                              ============    ============



                 See accompanying notes to financial statements.

                   CORNICHE GROUP INCORPORATED AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)





                                         For the Six                    For the Three
                                         Months Ended                   Months Ended
                                           June 30,                        June 30,
                                 ----------------------------    ----------------------------
                                     2000            1999            2000            1999
                                 ------------    ------------    ------------    ------------
Earned revenues                  $    275,549    $         --    $    129,949    $         --

Direct costs                          106,580              --          63,080              --
                                 ------------    ------------    ------------    ------------

Gross profit                          168,969              --          66,869              --

General and administrative
  expenses                            824,041         999,763         496,765         600,641
                                 ------------    ------------    ------------    ------------

Operating loss                       (655,072)       (999,763)       (429,896)       (600,641)
                                 ------------    ------------    ------------    ------------

Other income (expense):
  Unrealized gain on
    marketable securities              11,660              --           7,478              --
  Interest income                      91,259           5,965          54,958           1,512
  Interest expense                     (4,639)             --          (2,399)             --
                                 ------------    ------------    ------------    ------------
Total other income (expense)           98,280           5,965          60,037           1,512
                                 ------------    ------------    ------------    ------------

Loss before preferred dividend       (556,792)       (993,798)       (369,859)       (599,129)

Preferred dividend                     24,370          28,714          12,162          14,268
                                 ------------    ------------    ------------    ------------

Net loss                         $   (581,162)   $ (1,022,512)   $   (382,021)   $   (613,397)
                                 ============    ============    ============    ============


Net loss per share of
  common stock                   $      (0.04)   $      (0.16)   $      (0.03)   $      (0.10)
                                 ============    ============    ============    ============


Weighted average number of
  common shares outstanding        13,820,536       6,377,357      14,211,840       6,380,997
                                 ============    ============    ============    ============



                 See accompanying notes to financial statements.

                   CORNICHE GROUP INCORPORATED AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CONVERTIBLE REDEEMABLE PREFERRED STOCK, COMMON STOCK,
               OTHER STOCKHOLDERS' EQUITY AND ACCUMULATED DEFICIT

                     FOR THE SIX MONTHS ENDED JUNE 30, 2000
                                   (Unaudited)



                                        Series B
                                       Convertible
                                     Preferred Stock             Common Stock        Additional
                                  -------------------      ----------------------     Paid-In       Accumulated
                                   Shares      Amount        Shares        Amount     Capital        Deficit          Total
                                  ---------    ------      ------------  ---------   ----------     ------------   ------------
Balance - January 1, 2000         825,000      $8,250       12,513,127    $12,513    $7,421,944     $(4,330,355)    $  3,112,352

Issuance of common stock for
  cash, net of offering costs          --          --        1,676,250      1,676     1,205,094              --        1,206,770

Issuance of common stock for
  services rendered                    --          --            2,000          2         5,873              --            5,875

Conversion of Series A
  Convertible Preferred
  Stock into Common Stock              --          --           22,094         22       156,020              --          156,042

Series A Convertible
  Stock dividends                      --          --               --         --            --         (24,370)         (24,370)

Net loss before preferred
  stock dividend                       --          --               --         --            --        (556,792)        (556,792)

Shares to be issued for
  services rendered                    --          --            9,500         10        17,803              --           17,813
                                  -------      ------       -----------  --------    ----------     ------------     ------------

Balance - June 30, 2000           825,000      $8,250       14,222,971    $14,223    $8,806,734     $(4,911,517)    $  3,917,690
                                  =======      ======       ==========    =======    ==========     ============     ============



                 See accompanying notes to financial statements.

                   CORNICHE GROUP INCORPORATED AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)


                                                             For the Six
                                                             Months Ended
                                                               June 30,
                                                      ---------------------------
                                                          2000           1999
                                                      ------------   ------------
Cash flows from operating activities:
  Net loss                                            $   (581,162)  $ (1,022,512)
                                                      ------------   ------------
  Adjustments to reconcile net loss to net
      cash used in operating activities:
    Unrealized gain on marketable securities               (11,660)            --
    Issuance of common stock for
      services rendered                                     23,688             --
    Series A preferred stock dividends                      24,370         28,714
    Depreciation and amortization                           76,557         10,866
    Unearned revenues                                      288,965             --
    Deferred acquisition costs                               9,785             --
    Increase (decrease) in cash flows as
        a result of changes in asset and
        liability account balances:
      Prepaid expenses and other current assets           (204,718)       (22,464)
      Accounts payable, accrued expenses
        and other current liabilities                     (357,967)       107,325
                                                      ------------   ------------
  Total adjustments                                       (150,980)       124,441
                                                      ------------   ------------

Net cash used in operating activities                     (732,142)      (898,071)
                                                      ------------   ------------

Cash flows from investing activities:
  (Increase) decrease in marketable securities          (1,020,639)       545,689
  Acquisition of property assets                                --       (103,618)
                                                      ------------   ------------
Net cash provided by (used in) investment activities    (1,020,639)       442,071
                                                      ------------   ------------

Cash flows from financing activities:
  Net proceeds from issuance of capital stock - net      1,206,770        556,527
  Payments of capital lease obligations                     (2,944)        (2,328)
  Proceeds from notes payable                                   --         97,336
  Repayments of notes payable                               (8,504)            --
                                                      ------------   ------------
Net cash provided by financing activities                1,195,322        651,535
                                                      ------------   ------------

Net increase (decrease) in cash                           (557,459)       195,535

Cash and cash equivalents at beginning of period         1,639,473        206,313
                                                      ------------   ------------

Cash and cash equivalents at end of period            $  1,082,014   $    401,848
                                                      ============   ============



                       See notes to financial statements.

                   CORNICHE GROUP INCORPORATED AND SUBSIDIARY

                                   (Unaudited)


                                                                For the Six
                                                                Months Ended
                                                                  June 30,
                                                         --------------------------
                                                             2000          1999
                                                         ------------  ------------
Supplemental Disclosures of Cash Flow Information:
  Cash paid during the period:

    Income taxes                                         $         --  $         --
                                                         ============  ============

    Interest                                             $      4,639  $        719
                                                         ============  ============


Supplemental Schedules of Noncash Financing Activities:

  Series A Preferred Stock and dividends thereon
    converted to common stock and additional
    paid-in capital upon conversion                      $    156,020  $     28,714
                                                         ============  ============

  Issuance of common stock for
    services rendered                                    $     23,688  $         --
                                                         ============  ============



                       See notes to financial statements.

                   CORNICHE GROUP INCORPORATED AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  JUNE 30, 2000
                                   (Unaudited)








NOTE 1 - THE COMPANY.

                  Corniche Group Incorporated (hereinafter referred to as the "Company" or "CGI") as a result of a reverse acquisition with Corniche Distribution Limited and its Subsidiaries ("Corniche"), was engaged in the retail sale and wholesale distribution of stationery products and related office products, including office furniture, in the United Kingdom. In February 1996, the Company was placed in receivership by its creditors. Through March 1998, the Company had no activity.

                  On March 4, 1998, the Company entered into a Stock Purchase Agreement ("Agreement"), approved by the Company's stockholders on May 18, 1998, with certain individuals (the "Initial Purchasers") whereby the Initial Purchasers acquired an aggregate of 765,000 shares of a newly created Series B Convertible Redeemable Preferred Stock, par value $0.01 per share. Thereafter the Initial Purchasers have been endeavoring to establish for the Company new business operations in the property and casualty specialty insurance and the service contract markets.

                  On September 30, 1998, the Company acquired all of the capital stock of Stamford Insurance Company, Ltd. ("Stamford") from Warrantech Corporation for $37,000 in cash in a transaction accounted for as a purchase. Warrantech's chairman is the former chairman of the Company. Stamford was charted under the Laws of, and is licensed to conduct business as an insurance company by, the Cayman Islands. Although Stamford has incurred expenses since its inception, it first generated revenues in the fourth quarter of 1999.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES.

         (a)      Basis of Presentation:

                  The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions for Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, the statements contain all adjustments (consisting only of normal recurring accruals) necessary to present fairly the financial position as of June 30, 2000 and the results of operations and cash flows for the six and three months ended June 30, 2000 and 1999. The results of operations for the six and three months ended June 30, 2000 and 1999 are not necessarily indicative of the results to be expected for the full year.

                  The December 31, 1999 balance sheet has been derived from the audited financial statements at that date included in the Company's annual report on Form 10-K. These unaudited financial statements should be read in conjunction with the financial statements and notes thereto included in the Company's annual report on Form 10-K.

         (b)      Cash Equivalents:

                  Short-term cash investments which have a maturity of ninety days or less when purchased are considered cash equivalents in the statement of cash flows.

         (c)      Estimates:

                  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

         (d)      Concentrations of Credit-Risk:

                  Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and marketable securities. The Company places its domestic operations cash accounts with high credit quality financial institutions, which at times may be in excess of the FDIC insurance limit. The Company's subsidiary places its cash in the Cayman Island subsidiaries of domestic banks whose net worth exceeds $100,000,000. The Company's marketable securities are primarily comprised of investments in municipal bank funds. The Company employs the services of an investment advisor to assist in monitoring its investments.

         (e)      Marketable Securities:

                  Marketable securities are classified as trading securities and are reported at market value at December 31, 1999. At June 30, 2000, the market value of securities exceeded their cost by $11,660. The market value of the investment approximated cost at December 31, 1999.

         (f)      Property and Equipment:

                  The cost of property and equipment is depreciated over the estimated useful lives of the related assets of 5 to 7 years. The cost of computer software programs is amortized over their estimated useful lives of five years. Depreciation is computed on the straight-line method. Repairs and maintenance expenditures which do not extend original asset lives are charged to income as incurred.

         (g)      Intangibles:

                  The excess of the purchase price for the capital stock of Stamford over the net assets acquired has been attributed to the subsidiary's license to conduct business as an insurance carrier in the Cayman Islands. Amortization charged to operations in the six months ended June 30, 2000 and 1999 was $610, in each period, and for the three months ended March 31, 2000 and 1999 was $305, in each period.

         (h)      Income Taxes:

                  The Company adopted SFAS 109, "Accounting for Income Taxes", which recognizes (a) the amount of taxes payable or refundable for the current year and, (b) deferred tax liabilities and assets for the future tax consequences of events that have been recognized in an enterprise's financial statement or tax returns. There is no difference as to financial and tax basis of assets and liabilities.

         (i)      Fair Value of Financial Statements:

                  The Company adopted Statement of Financial Accounting Standards No. 121 ("SFAS No. 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of". The statement requires that the Company recognizes and measures impairment losses of long-lived assets, certain identifiable intangibles, value long-lived assets to be disposed of and long-term liabilities. At June 30, 2000 and December 31, 1999, the carrying values of the Company's other assets and liabilities approximate their estimated fair values.

         (j)      Advertising Costs:

                  The Company expenses advertising costs as incurred. Advertising costs amounted to $282,521 and $276,752 for the six and three months ended June 30, 2000 and none for the six and three months ended June 30, 1999.

         (k)      Earnings Per Share:

                  The Company adopted Statement of Financial Accounting Standards No. 128, "Earnings Per Share". Basic earnings per share is based on the weighted effect of all common shares issued and outstanding, and is calculated by dividing net income available to common stockholders by the weighted average shares outstanding during the period. Diluted earnings per share, which is calculated by dividing net income available to common stockholders by the weighted average number of common shares that would be issued assuming conversion of all potentially dilutive securities outstanding, is not presented as it is anti-dilutive in all periods.

         (l)      Recently Issued Accounting Pronouncements:

                  The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130 - "Reporting Comprehensive Income", No. 131 - "Disclosures about Segments of an Enterprise and Related Information", No. 132 - "Employer's Disclosures about Pension and Other Postretirement Benefits" and No. 133 - "Accounting for Derivative Instruments and Hedging Activities". Management does not believe that the effect of implementing these new standards will be material to the Company's financial position, results of operations and cash flows.

         (m)      Revenue Recognition:

                  Stamford is a property and casualty reinsurance company writing reinsurance coverages for one domestic carrier's consumer products service contracts. The domestic carrier is rated "A-" Excellent by A.M. Best.

                  Premiums are recognized on a pro rata basis over the policy term. The deferred policy acquisition costs are the net cost of acquiring new and renewal insurance contracts. These costs are charged to expense in proportion to net premium revenue recognized.

                  The provisions for losses and loss-adjustment expenses include an amount determined from loss reports on individual cases and an amount based on past experience for losses incurred but not reported. Such liabilities are necessarily based on estimates, and while management believes that the amount is adequate, the ultimate liability may be in excess of or less than the amounts provided. The methods for making such estimates and for establishing the resulting liability are continually reviewed, and any adjustments are reflected in earnings currently.

                  The parent company sells via the Internet directly to consumers automotive vehicle services contracts. The Company recognizes revenue ratably over the length of the contract. The Company purchases insurance to fully cover any losses under the service contracts from the domestic carrier referred to above. The insurance premium and other costs related to the sale are amortized over the contract.


NOTE 3 - PROPERTY AND EQUIPMENT.

                  Property and equipment consists of the following:

                                       June 30,    December 31,
                                         2000          1999
                                     ------------  ------------
Computer equipment                   $    116,660  $    116,660
Furniture and fixtures                     23,266        23,266
Computer software                         582,585       582,585
                                     ------------  ------------
                                          722,511       722,511
Less:  Accumulated depreciation           150,875        77,896
                                     ------------  ------------
                                          571,636       644,615
                                     ------------  ------------

Lease property under capital lease:
  Office equipment                         17,806        17,806
Less:  Accumulated depreciation            10,387         7,419
                                     ------------  ------------
                                            7,419        10,387
                                     ------------  ------------

                                     $    579,055  $    655,002
                                     ============  ============

                  Depreciation and amortization charged to operations was $76,577 and $10,866 for the six months ended June 30, 2000 and 1999, respectively, and $38,269 and $3,580 for the three months ended June 30, 2000 and 1999, respectively.

                  The estimated present value of the capital lease obligations at June 30, 2000 reflects imputed calculated at 12.7% and 19.32%. The obligations are payable in equal monthly installments through February 2002 as follows:

         Years Ending
           June 30,
         ------------
             2001               $    5,750
             2002                    2,721
                                ----------
                                     8,471
Amount representing interest         1,431
                                ----------

Present value of minimum
  lease payments                     7,040
Present value of minimum lease
  payments due within one year       5,519
                                ----------

Present value of minimum lease
  payments due after one year   $    1,521
                                ==========

                  The aggregate maturities of the present value of the minimum lease obligation is as follows:

    Years Ending
      June 30,
    ------------
        2001                    $5,519
        2002                     1,521
                                ------

                                $7,040
                                ======

NOTE 4 - ACCOUNTS PAYABLE, ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES.

                  Accounts payable, accrued expenses and other current liabilities consist of the following at:

                             June 30,    December 31,
                               2000          1999
                           ------------  ------------
Accrued offering costs     $         --  $    419,120
Accrued professional fees        43,006        41,534
Advertising                      30,000        69,427
Insurance                         7,118            --
Other                           118,779        26,789
Accrued claims losses             5,000         5,000
                           ------------  ------------

                           $    203,903  $    561,870
                           ============  ============

NOTE 5 - NOTES PAYABLE.

                  In October 1999, the Company sold to accredited investors 10 units of its promissory notes and common stock for $25,025 each. Each unit was comprised of a 5% interest bearing $25,000 note and 25,000 shares. The variance between the fair market value of the 25,000 common shares issued in the aggregate of $27,969 and the cash received of $250 was deemed to be additional interest and was charged to operations over the life of the notes. The notes were repaid in full in December 31, 1999. At December 31, 1999, accrued interest on the notes of $3,025 remained outstanding and was repaid in January, 2000.


NOTE 6 - LONG-TERM DEBT.

                  Long-term debt consists of the following at June 30, 2000 and December 31, 1999:

                                               June 30,    December 31,
                                                 2000          1999
                                             ------------  ------------
Capital lease obligations                    $      7,040  $      9,983

Note payable - bank - in equal monthly
  installments of $2,043 including interest
  at 8-3/4%. The notes are collateralized
  by computer equipment having an
  undepreciated cost of $78,927                    80,765        89,270
                                             ------------  ------------

                                                   87,805        99,253
Portion payable within one year                    23,689        22,662
                                             ------------  ------------

                                             $     64,116  $     76,591
                                             ============  ============

                  The aggregate maturities of the obligations are as follows:

    Years Ending
      June 30,
    ------------
        2001                 $23,689
        2002                  21,347
        2003                  21,631
        2004                  21,138
                             -------

                             $87,805
                             =======

NOTE 7 - SERIES A CONVERTIBLE PREFERRED STOCK.

                  In connection with the settlement of a securities class action litigation in 1994, the Company issued 1,000,000 shares of Series A $0.07 Convertible Preferred Stock (the "Series A Preferred Stock") with an aggregate value of $1,000,000. The following summarizes the terms of the Series A Preferred Stock as more fully set forth in the Certificates of Designation. The Series A Preferred Stock has a liquidation value of $1 per share, is non-voting and convertible into common stock of the Company at a price of $5.20 per share. Holders of Series A Preferred Stock are entitled to receive cumulative cash dividends of $0.07 per share, per year, payable semi-annually. Until November 30, 1999 the Series A Preferred Stock was callable by the Company at a price of $1.04 per share, plus accrued and unpaid dividends, and thereafter at a price of $1.05 per share, plus accrued and unpaid dividends. In addition, if the closing price of the Company's common stock exceeds $13.80 per share for a period of 20 consecutive trade days, the Series A Preferred Stock is callable by the Company at a price equal to $0.01 per share, plus accrued and unpaid dividends. The Certificate of Designation for the Series A Preferred Stock also states that at any time after December 1, 1999 the holders of the Series A Preferred Stocks may require the Company to redeem their shares of Series A Preferred Stock (if there are funds with which the Company may do so) at a price of $1.00 per share. Notwithstanding any of the foregoing redemption provisions, if any dividends on the Series A Preferred Stock are past due, no shares of Series A Preferred Stock may be redeemed by the Company unless all outstanding shares of Series A Preferred Stock are simultaneously redeemed. During the year ended December 31, 1999, 18,711 shares of Series A Preferred Stock were converted into 3,586 shares of common stock. During the six months ended June 30, 2000, holders of 115,080 shares of the Series A Preferred Stock converted such shares into 22,094 shares of the Company's common stock. At June 30, 2000 and December 31, 1999, 694,974 and 810,054 shares of Series A Preferred Stock were outstanding, respectively. At June 30, 2000 and 1999, and accrued dividends on these outstanding shares were $271,742 and $288,334, respectively.


NOTE 8 - STOCKHOLDERS' EQUITY.

         (a)      Series B Convertible Redeemable Preferred Stock:

                  On March 4, 1998, the Company entered into a Stock Purchase Agreement ("Agreement"), approved by the Company's stockholders on May 18, 1998, with certain individuals (the "Initial Purchasers") whereby the Initial Purchasers and two other persons acquired an aggregate of 825,000 shares of a newly created Series B Convertible Redeemable Preferred Stock ("Series B Stock"), par value $0.01 per share.

         (a)      Series B Convertible Redeemable Preferred Stock: (Continued)

                  Pursuant to the Agreement and Subsequent transactions, the Initial Purchasers acquired 765,000 shares of Series B Stock for $76,500 in cash. The Company incurred certain legal expenses of the Initial Purchasers equaling approximately $50,000 in connection with the transaction. In addition, the Company issued 50,000 shares of Series B Stock to a consultant as compensation valued at $5,000 for his assistance to the Company in the identification and review of business opportunities and this transaction and for his assistance in bring the transaction to fruition. Additionally, the Company issued 10,000 shares of Series B Stock to James Fyfe as compensation valued at $1,000 for his work in bringing this transaction to fruition. These issuances diluted the voting rights of the then existing stockholders by approximately 57%. The total authorized shares of Series B Convertible Redeemable Preferred Stock is 825,000.

                  The following summarizes the terms of the Series B Stock whose terms are more fully set forth in the Certificate of Designation. The Series B Stock carries a zero coupon and each share of the Series B Stock is convertible into ten shares of the Company's common stock. The holder of a share of the Series B Stock is entitled to ten times any dividends paid on the common stock and such stock has ten votes per share and vote as one class with the common stock. Accordingly, the Initial Purchasers have sufficient voting power to elect all of the Board of Directors. However, the Initial Purchasers are required to vote in favor of Mr. Fyfe or his designee as a director of the Corporation through June 30, 2000.

                  The holder of any share of Series B Convertible Redeemable Preferred Stock has the right, at such holder's option (but not if such share is called for redemption), exercisable on or after September 30, 2000, to convert such share into ten (10) fully paid and non-assessable shares of common stock (the "Conversion Rate"). The Conversion Rate is subject to adjustment as stipulated in the Agreement. Upon liquidation, the Series B Stock would be junior to the Corporation's Series A Preferred Stock and would share ratably with the common stock with respect to liquidating distributions.

                  Since, the Company raised in excess of $2,500,000 in fiscal 1999 from the sale of its common shares and the Company's common shares maintained a minimum closing bid price in excess of $2.00 per shares for 10 consecutive trading days, then the Company's right, pursuant to the terms of the Agreement and the Certificate of Designation to repurchase or redeem such shares of Series B Stock from the holders for total consideration of $0.10 per share was eliminated.

         (b)      Common Stock:

                  On May 15, 1997, the Company commenced a private securities offering pursuant to Rule 506 of Regulation D of the Securities Act of 1933, as amended, of up to 400 units, each unit consisting of 10,000 shares of common stock being offered at a price of $5,000 per unit. The Company used a placement agent for such offering who received a sales commission equal to 10% of the offering price of each unit sold. In connection with the offering, 369 units were sold for gross receipts of $1,845,000 from which the agent was paid a commission of $184,500 for net of $1,660,500 to the Company.

                  In March 1998, the Company sold 250,000 shares of common stock at $.50 per share realizing $125,000.

                  The stockholders at the 1998 annual meeting approved the reduction of the par value of the common stock from $0.10 per share to $0.001 per share.

                  The stockholders at the 2000 annual meeting approved amending the authorized common stock to 75 million shares from 30 million shares.

                  Commencing in May 1999 through July 1999, the Company sold 688,335 shares of its common stock to accredited investors for $538,492 net of offering costs. In December 1999, accredited investors purchased 5,187,500 shares of the Company's common stock for $3,715,744, net of offering costs. During the six months ended June 30, 2000, the Company sold 1,676,250 shares of common stock at $.80 per share realizing $1,206,770, net of offering costs.

                  The Company in 1999 issued 5,000 shares of its common stock whose fair value was $5,000 to its President as a signing bonus, which was charged to operations at the time of issuance. The Company also issued in 1999, 25,000 shares of its common stock whose fair value was $25,000 at the date of issuance to a public relations consultant for future services. The arrangement with the consultant was terminated in 1999 and the fair value of the shares was charged to operations in 1999.

                  During the quarter ended June 30, 2000, the Company issued 2000 shares of its common stock to a consultant for promotional activities amounting to $5,875.

         (c)      Warrants:

                  The Company has issued common stock purchase warrants from time to time to investors in private placements, certain vendors, underwriters, and directors and officers of the Company.

                  A total of 101,308 shares of common stock are reserved for issuance upon exercise of warrants as of December 31, 1998 and March 31, 1998. Of these outstanding warrants, warrants for 9,375 common shares at $46.40 per share expired in April 1999. The remaining warrants to acquire 91,933 common shares at exercise prices ranging from $3.20 to $8.10 per share were granted in March 1995 to certain directors, officers and employees who converted previously outstanding stock options under the 1986 Plan into warrants on substantially the same terms as the previously held stock options, except the warrants were immediately vested. During the fiscal 1999, warrants to acquire 22,308 common shares at prices ranging from $3.90 to $46.40 per share expired. No warrants were exercised during any of the periods presented. A total of 79,000 shares of common stock are reserved for issuance upon exercise of outstanding warrants as of December 31, 1999 at prices ranging from $3.20 to $27.50 and expiring through October 2004.

         (d)      Stock Options Plans:

                  The Company has two stock option plans. The 1998 Employee Incentive Stock Option Plan provides for the grant of options to purchase shares of the Company's common stock to employees. The 1992 Stock Option Plan provides for the grant of options to directors.

                  In April 1992, the Company adopted the 1992 Stock Option Plan to provide for the granting of options to directors. According to the terms of this plan, each director is granted options to purchase 1,500 shares each year. The maximum amount of the Company's common stock that may be granted under this plan is 20,000 shares. Options are exercisable at the fair market value of the common stock on the date of grant and have five year terms.

                  Under the 1998 Plan, the maximum aggregate number of shares which may be issued under options has been amended to 3,000,000 from 300,000 shares of common stock. The aggregate fair market value (determined at the time the option is granted) of the shares for which incentive stock options are exercisable for the first time under the terms of the 1998 Plan by any eligible employee during any calendar year cannot exceed $100,000. The option exercise price of each option is 100% of the fair market value of the underlying stock on the date of the options are granted, except that no option will be granted to any employee who, at the time the option is granted, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Corporation or any subsidiary unless (a) at the time the options are granted, the option exercise price is at least 110% of the fair market value of the shares of common stock subject to the options and (b) the option by its terms is not exercisable after the expiration of five years from the date such option is granted.

                  The 1998 Plan will be administered by a committee of disinterested directors of the Board of Directors of the Corporation ("Option Committee"). In 1999, options to acquire 100,000 common shares at $1.00 per share were granted to an officer and an option to acquire 25,000 common shares at $0.6875 per share was issued to a consultant were granted under the 1998 Plan. In May 1997, a director was granted an option to acquire 1,500 common shares at `$0.3125 per share were granted under the 1992 Plan. In February 2000, the Company's CEO was granted an option to acquire 75,000 common shares of $1.10 per share in the 1998 plan.

                  Information with respect to options under the 1992 and 1998 Stock Option Plans is summarized as follows:

                                        For the Six Months Ended June 30,
                                       2000                            1999
                          ------------------------------  ------------------------------
                              Shares          Prices          Shares          Prices
                          --------------  --------------  --------------  --------------
Outstanding at beginning
  of period                      128,000  $0.31 to $1.00           3,000  $0.31 to $0.40
                                          ==============                  ==============

Options issued                    75,000  $         1.10              --
                          --------------  ==============  --------------

Outstanding at end
  of period                      203,000  $0.31 to $1.10           3,000  $0.31 to $0.40
                          ==============  ==============  ==============  ==============

                  Outstanding options expire 90 days after termination of holder's status as employee or director.

                  All options were granted at an exercise price equal to the fair value of the common stock at the grant date. Therefore, in accordance with the provisions of APB Opinion No. 25 related to fixed stock options, no compensation expense is recognized with respect to options granted or exercised. Under the alternative fair-value based method defined in SFAS No. 123, the fair value of all fixed stock options on the grant date would be recognized as expense over the vesting period. Assuming the fair market value of the stock at the date of grant to be $.3125 per share in May 1996, $.40625 per share in May 1997, $.6875 in January 1999 and $1.00 per share in September 1999, the life of the options to be from three to ten years, the expected volatility at 200%, expected dividends are none, and the risk-free interest rate of 10%, the Company would have recorded compensation expense of $10,523 for the six months ended June 30, 2000 and $1,938 for the three months ended June 30, 2000 as calculated by the Black-Scholes option pricing model. As such, pro-forma net loss and loss per share would be as follows:

                             For the Six    For the Three
                             Months Ended    Months Ended
                            June 30, 2000   June 30, 2000
                            -------------   -------------
Net loss as reported        $    (581,162)  $    (382,021)
Additional compensation            10,523           1,938
                            -------------   -------------

                            $    (591,685)  $    (383,959)
                            =============   =============

Loss per share as reported  $       (0.04)  $       (0.03)
                            =============   =============

Adjusted loss per share     $       (0.04)  $       (0.03)
                            =============   =============

                  As the number of options granted at December 31, 1998 and March 31, 1998 is immaterial, recognizing the expense would not have a material effect on the Company's financial statements for the three months and six months ended June 30, 1999.

NOTE 9 - INCOME TAXES.

                  The Company has received permission from the Internal Revenue Service to change its taxable year-end from March 31, to December 31, effective with the December 31, 1998 period.

                  The differences between income taxes computed using the statutory federal income tax rate and that shown in the financial statements are summarized as follows:


                                      For the Six Months Ended June 30,
                             -------------------------------------------------
                                      2000 %                    1999 %
                             -----------------------   -----------------------
Loss before income taxes
  and preferred dividend     $  556,792           --   $ (993,798)          --
                             ==========   ==========   ==========   ==========

Computed tax benefit at
  statutory rate             $ (189,300)       (34.0)  $ (337,900)       (34.0)

Foreign subsidiary income
  not subject to U.S. taxes     (49,700)        (9.2)      (7,560)         (.8)

Net operating loss
  valuation reserve             239,000         43.2      345,460         34.8
                             ----------   ----------   ----------   ----------

Total tax benefits           $       --           --   $       --           --
                             ==========   ==========   ==========   ==========

                  There are no significant differences between the financial statement and tax basis of assets and liabilities and, accordingly, no deferred tax provision/benefit is required.

                  The Tax Reform Act of 1986 enacted a complex set of rules limiting the utilization of net operating loss carryforwards to offset future taxable income following a corporate ownership change. The Company's ability to utilize its NOL carryforwards is limited following a change in ownership in excess of fifty percentage points during any three year period. Upon receipt of the proceeds from the last foreign purchasers of the Company's common stock in January 2000, common stock ownership changed in excess of 50% during the three year period then ended. The utilization of the Company's net operating loss carryforward at December 31, 1999 of $2,063,000 was not negatively impacted by this ownership change. The future tax benefit of the net operating loss carryforward aggregated $701,000 at December 31, 1999 has been fully reserved as it is not more likely than not that the Company will be able to use the operating loss in the future.

NOTE 10 - COMMITMENTS, CONTINGENCIES AND OTHER.

         (a)      Leases:

                  Commencing in August 1998, the Company entered into short-term operating leases for its general office space and certain office equipment. Prior to August 1998, the Company did not incur rent expense as it was inactive. Rent expense charged to operations for the six and three months ended June 30, 2000 and 1999 was $25,050 and $12,525, respectively in each period. Future minimum annual rent commitments under operating leases as of June 30, 2000 are as follows:

     Years Ending
       June 30,
     ------------
         2001                 $50,000
         2002                   4,167
                              -------

                              $54,167
                              =======

         (b)      Investment Contract:

                  The Corporation has entered into an investment advisory agreement with AIG Global Investment Corporation ("AIG") under which AIG will function as investment advisor and manager of all the Corporation's investable assets. AIG provides management services to all affiliated insurance companies of American International Group and other third-party institutions on a world-wide basis.

         (c)      Year 2000:

                  Although the Company has had limited operations through December 31, 1999, it recognized the need to ensure that its operations will not be adversely effected by Year 2000 software or hardware failures. The Company in developing its software and hardware made certain that all its systems were compliant with Year 2000 requirements. The Company has not experienced any adverse computer hardware or software effect to date. If, despite the Company's effects under its Year 2000 related failures affecting the Company from outside sources, management at the present time does not believe the impact will be substantial.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses and costs expected to be incurred in connection with the issuance and distribution of the securities to be registered. All of the amounts shown are estimated, except for the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee ........     $      6,392
Legal fees and expenses ....................................           50,000
Accounting fees and expenses ...............................           50,000
Miscellaneous expenses .....................................           93,708
                                                                 ------------
     Total .................................................     $    200,000
                                                                 ============

ITEM 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if the person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if the person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which the person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that indemnification is proper under the circumstances.

     Article X of the amended Certificate of Incorporation (the "Certificate") of Corniche Group Incorporated ("Corniche") provides that no director of Corniche shall be personally liable to Corniche or its stockholders for monetary damage for breach of fiduciary duty as a director, except for liability

     o for any breach of the director's duty of loyalty to Corniche or its stockholders,

     o for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

     o    under Section 174 of the Delaware General Corporation Law, or

     o for any transaction from which the director derived any improper personal benefit.

     Article VI of the amended Certificate also provides that Corniche's Board of Directors has the power on behalf of Corniche to indemnify any person, other than a director, officer, employee, or agent of Corniche made a party to any action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of Corniche.

     Article V of Corniche's amended bylaws (the "Bylaws") provides that Corniche may indemnify any and all persons who it shall have power to indemnify against any and all expenses, liabilities or other matters to the fullest extent authorized under Delaware law.

     Corniche has directors' and officers' liability insurance covering its directors and officers.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     Summarized below are issuances of securities by Corniche that have occurred since September 30, 1997, that were not registered under the Securities Act. None of the following transactions involved any underwriters, underwriter discounts or commissions, or any public offering, and Corniche believes that each transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof, Regulation D promulgated thereunder or Rule 701 pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The recipients in these transactions represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in the transactions.

         COMMON STOCK / SERIES B CONVERTIBLE REDEEMABLE PREFERRED STOCK

                                     TITLE AND AMOUNT OF                                             CONSIDERATION
           DATE SOLD                      SECURITIES                    PURCHASER                      RECEIVED
           ---------                 -------------------                ---------                    -------------

March 1998                       250,000 shares of common      A group of 2 accredited       An aggregate amount of
                                 stock                         investors                     $125,000

May 1998                         875,000 shares of Series B    A group of 6 accredited       An aggregate amount of
                                 convertible redeemable        investors                     $87,500
                                 preferred stock

January 1999                     25,000 shares of common       A consultant                  Consulting services valued
                                 stock                                                       at $25,000

February 1999                    5,000 shares of common stock  Robert H. Benoit, President   Signing bonus valued at
                                                                                             $5,000

May 1999 - July 1999             688,335 shares of common      A group of 27 accredited      An aggregate amount of
                                 stock                         investors                     $619,499.90

October - November 1999          250,000 shares of common      A group of 10 accredited      An aggregate amount of
                                 stock                         investors                     $250,000

December 1999 - April 2000       6,863,750 shares of common    A group of 18 accredited      An aggregate amount of
                                 stock                         investors                     $5,491,000

August 2000                      5,000 shares of common stock  A group of 2 accredited       Consulting services valued
                                                               investors                     at $9,250

August 2000                      4,500 shares of common stock  James J. Fyfe, Chairman of    Consulting services valued
                                                               the Board of Directors        at $8,325

STOCK OPTIONS

     o Pursuant to Corniche's 1998 Stock Plan, between September 30, 1997, and the date hereof, Corniche granted options to four employees and one consultant to purchase an aggregate of 403,000 shares of its common stock at exercise prices ranging from $.31 to $1.097 per share.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a)  Exhibits:

     The exhibits are as set forth in the Exhibit Index.

     (b)  Financial Statement Schedules:

          No financial statement schedules are filed because the required information is not applicable or is included in the financial statements or related notes.

ITEM 17. UNDERTAKINGS

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts of events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be in the initial bona fide offering thereof.

          (3) For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (4) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

          (5) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (6) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by Corniche pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (7) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Corniche pursuant to the foregoing provisions, or otherwise, Corniche has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by Corniche of expenses incurred or paid by a director, officer or controlling person of Corniche in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, then Corniche will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, Corniche has duly caused this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Euless, State of Texas as of December 9, 2000.


                                        CORNICHE GROUP INCORPORATED


                                        By:  /s/ Robert F. Benoit
                                           ------------------------------------
                                            Robert F. Benoit
                                            Chief Executive Officer


                                POWER OF ATTORNEY





     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated as of December 9, 2000.



                   NAME                                         TITLE                               DATE
                   ----                                         -----                               ----

/s/ Robert F. Benoit                              Chief Executive Officer, Director           December 9, 2000
------------------------------------
           Robert F. Benoit

/s/ Robert H. Hutchins                                   President, Director                  December 9, 2000
------------------------------------
           Robert H. Hutchins

/s/ John L. King                               Vice President, Chief Financial Officer        December 9, 2000
------------------------------------
           John L. King

/s/ James J. Fyfe                                Chairman of the Board of Directors           December 9, 2000
------------------------------------
           James J. Fyfe*

/s/ Paul L. Harrison                                          Director                        December 9, 2000
------------------------------------
           Paul L. Harrison*

/s/ Joseph P. Raftery                                         Director                        December 9, 2000
------------------------------------
           Joseph P. Raftery*



     *    By Robert F. Benoit, Attorney In Fact

                                INDEX TO EXHIBITS


          EXHIBIT
          NUMBER                                             EXHIBIT TITLE
          -------                                            -------------
            3              (a)  Certificate of Incorporation filed September 18, 1980 (1)

                           (b)  Amendment to Certificate filed September 29, 1980 (1)

                           (c)  Amendment to Certificate of Incorporation filed July 28, 1983 (2)

                           (d)  Amendment to Certificate of Incorporation filed February 10, 1984 (2)

                           (e)  Amendment to Certificate of Incorporation filed March 31, 1986 (3)

                           (f)  Amendment to Certificate of Incorporation filed March 23, 1987 (4)

                           (g)  Amendment to Certificate of Incorporation filed June 12, 1990 (5)

                           (h)  Amendment to Certificate of Incorporation filed September 27, 1991 (6)

                           (i)  Certificate of Designation filed November 12, 1994 (7)

                           (j)  Amendment to Certificate of Incorporation filed September 2, 1995 (1)

                           (k)  Certificate of Designation for the Series B Preferred Stock dated May 18, 1998 (12)

                           (l)  By-laws of the Corporation, as amended on April 25, 1991 (6)

                           (m)  Amendment to Certificate of Incorporation dated May 18, 1998 (12)

            4              (a)  1992 Stock Option Plan (8)

                           (b)  Form of 1992 Incentive Stock Option Agreement, previously filed

                           (c)  Form of 1992 Non-Qualified Stock Option Agreement, previously filed

                           (d)  Stock Purchase Agreement dated as of January 30, 1997 by and among the Company, the Bank of Scotland and 12 buyers (10)

                           (e)  Mutual Release dated as of January 30, 1997 by and among the Company, James Fyfe and the
                                Bank of Scotland (10)

                           (f)  Stock Purchase Agreement, dated as of March 4, 1998, between the Company and the Initial
                                Purchasers named therein (12)

                           (g)  1998 Employees Stock Option Plan (12)

                           (h)  Form of 1998 Incentive Stock Option Agreement, previously filed

                           (i)  Form of 1998 Non-Qualified Stock Option Agreement, previously filed

                           (j)  1998 Independent Director Compensation Plan, previously filed

            5              (a)  Opinion of Haynes and Boone, LLP, filed herewith

          EXHIBIT
          NUMBER                                             EXHIBIT TITLE
          -------                                            -------------
           10              (a)  Employment Agreement by and between the Company and Robert F. Benoit, dated February 15,
                                1999, previously filed

                           (b)  Employment Agreement by and between the Company and John L. King, dated June 27, 2000, previously filed

                           (c)  Employment Agreement by and between the Company and David H. Boltz, dated June 26, 2000, previously filed

                           (d)  Lease Agreement by and between Shoal Creek No. 2, L.L. and the Company dated July 7,
                                1998, filed herewith

           23              (a)  Consent of Weinick Sanders Leventhal & Co., LLP, previously filed

                           (b)  Consent of Simontacchi & Company, LLP, previously filed

           27              (a)  Financial Data Schedule, previously filed



Notes:

     (1) Filed with the Securities and Exchange Commission as an exhibit, numbered as indicated above, to our registration statement on Form S-18, File No. 2-69627, which exhibit is incorporated here by reference.

     (2) Filed with the Securities and Exchange Commission as an exhibit, numbered as indicated above, to our registration statement on Form S-288712, which exhibit is incorporated here by reference.

     (3) Filed with the Securities and Exchange Commission as an exhibit, numbered as indicated above, to our registration statement on Form S-2, File No. 33-4458, which exhibit is incorporated here by reference.

     (4) Filed with the Securities and Exchange Commission as an exhibit, numbered as indicated above, to our annual report on Form 10-K for the year ended September 30, 1987, which exhibit is incorporated here by reference.

     (5) Filed with the Securities and Exchange Commission as an exhibit, numbered as indicated above, to our registration statement on Form S-3, File No. 33-42154, which exhibit is incorporated here by reference.

     (6) Filed with the Securities and Exchange Commission as an exhibit, numbered as indicated above, to our registration statement on Form S-1, File No. 33-42154, which exhibit is incorporated here by reference.

     (7) Filed with the Securities and Exchange Commission as an exhibit, numbered as indicated above, to our registration statement on Form 10-K for the year ended September 30, 1994, which exhibit is incorporated here by reference.

     (8) Filed with the Securities and Exchange Commission as an exhibit, numbered as indicated above, to our proxy statement dated March 30, 1992, which exhibit is incorporated here by reference.

     (9) Filed with the Securities and Exchange Commission as an exhibit, numbered as indicated above, to our current report on Form 8-K, dated April 5, 1995, which exhibit is incorporated here by reference.

     (10) Filed with the Securities and Exchange Commission as an exhibit, numbered as indicated above, to our annual report on Form 10-K for the year ended March 31, 1996, which exhibit is incorporated here by reference.

     (11) Filed with the Securities and Exchange Commission as an exhibit, numbered as indicated above, to our annual report on Form 10-K/A for the year ended March 31, 1996, which exhibit is incorporated here by reference.

     (12) Filed with the Securities and Exchange Commission as an exhibit, numbered as indicated above, to our proxy statement dated April 23, 1998, which exhibit is incorporated here by reference.